Exhibit 99.1

REPORT DESKTOP STUDY Maxwell Resource Properties Raton Basin, Colfax County, New Mexico Submitted To: Maxwell Resources Inc. 848 North Rainbow Boulevard, Suite 2741 Las Vegas, Nevada 89107 (702) 706-5576 (619) 248-5595 paradons@aol.com Submitted By: Golder Associates Inc. 44 Union Boulevard, Suite 300 Lakewood, Colorado 80228 USA Distribution: Phillip W. Dias, President/CEO – Maxwell Ted Minnes – Golder April 30, 2013 123-82236

April 2013 i 123-82236

Table of Contents

1.0 EXECUTIVE SUMMARY 1
1.1 Gold Targets 1
1.2 Gold Target Evaluation Process 5
1.2.1 Surface Ownership 5
1.2.2 Phase 2 – Exploration Program 5
1.2.3 Phase 3 – Evaluate Exploration Results 6
1.2.4 Phase 4 – Develop NI 43-101 Compatible Report 6
1.3 Timeline to NI 43-101 7
1.4 Estimated Phase 2-4 Costs 7
2.0 INTRODUCTION 9
2.1 Desktop Study Maps 9
2.2 Chronology of Desktop Study 10
2.2.1 Topography of Colfax County 12
2.2.2 Climate of Colfax County 12
2.2.3 Local and Cultural Data 13
2.2.4 History of Colfax County 14
2.3 References 15
3.0 GOLD EXPLORATION AND GEOLOGY 16
3.1 Regional Geologic Overview 16
3.2 Metals Geology 16
4.0 GOLD RESOURCE TARGETS 19
4.1 Gold Occurrences in Colfax County 19
4.1.1 History of Gold Production 19
4.1.2 Geologic Description of the Cimarron Range 20
4.1.3 Geologic Occurrence of Gold 21
4.1.4 Maxwell Land Positions 22
4.1.4.1 Eagle Nest Group 22
4.1.4.2 Elizabethtown Group 23
4.1.4.3 Ponil Group 23
4.1.4.4 Ute Park Area 24
4.1.5 Ore Deposits of the Elizabethtown-Baldy District 25
4.1.6 Mineral Exploration 25
4.1.6.1 Lode Deposit Exploration 25
4.1.6.2 Placer Deposit Exploration 26

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 ii 123-82236

4.1.7 Gold Mining Cost Model 27

4.1.8 Resource Estimation 28

4.1.9 Conclusion 28

4.2 Occurrence of Rare Earth Elements in Colfax County 29

4.3 References 29

5.0 ENVIRONMENTAL PERMITTING FOR GOLD DEVELOPMENT 30

5.1 Permitting Requirements 30

5.1.1 New Mexico Mine Permitting Overview 30

5.1.2 Gold Mine Permitting 31

5.1.2.1 Gold Exploration 31

5.1.2.2 Gold Mine Permit Requirements 33

5.1.2.3 Environmental Evaluation 39

5.2 Permitting Issues 39

5.3 Permitting Schedule 41

6.0 COAL EXPLORATION AND GEOLOGY 42

6.1 Regional Geologic Overview – Coal 42

6.2 Coal Geology 42

6.3 References 44

7.0 COAL RESOURCE TARGETS 45

7.1 Raton Basin Coal 45

7.2 Maxwell Coal Fee Simple Owned Property 45

7.2.1 Nash 46

7.2.2 Stockton 47

7.2.3 John B. Dawson 47

7.2.4 A.L. Hobbs 48

7.2.5 Anderson & Lillie 48

7.3 Potential Mining Areas Adjacent to Maxwell Resources 48

7.3.1 Dawson District 48

7.3.2 Potato Canyon District 50

7.4 Investment and Mining Costs 51

7.5 Coal Summary 57

8.0 ENVIRONMENTAL PERMITTING FOR COAL DEVELOPMENT 59

8.1 Permitting Requirements 59

8.1.1 Coal Mine Permitting 59

8.1.1.1 Coal Exploration 59

8.1.1.2 Coal Mine Permit Requirements 60

I:\12\82236\0400\0401\1238236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 iii 123-82236

9.0 CLOSING 66

List of Tables

Table 1.1 Maxwell Resource Acreage Associated with Gold Targets 1
Table 1.2 Estimated Phase 2-4 Costs 8
Table 2.1 Climate Data 13
Table 4.1 Gold and Silver Production of Colfax County by Year in Thousands of USD 20
Table 4.2 Capital Costs 200-tpd Narrow Vein Mine 27
Table 4.3 Capital Costs 50-tpd Narrow Vein Mine 27
Table 5.1 Permitting Duration Ranges 41
Table 7.1 Maxwell Coal Resource Properties in Colfax County 45
Table 7.2 Dawson and Raton Coal Quality 49
Table 7.3 Free Swell Index 49
Table 7.4 Approximate Initial Capital 53
Table 7.5 Typical Central Appalachian Mining Costs 54
Table 7.6 Potential Maxwell Investment Operating Costs 56
Table 7.7 Maxwell Resource Acreage Associated with Coal Targets 58

List of Figures

Figure 1.1 Potential Exploration Targets in Eagle Nest 3
Figure 1.2 Potential Exploration Targets in Elizabethtown 4
Figure 5.1 Regular Exploration Permit Application Flowchart 32
Figure 5.2 New Mine Operations Phase 1 – Sampling & Analysis Plan Flowchart 35
Figure 5.3 New Mine Phase 2 – Permit Application Package Flowchart 37
Figure 6.1 A Generalized Stratigraphic Column of the Cretaceous and Tertiary Rocks in the Raton Basin (Flores & Bader 1999) 43
Figure 7.1 Rail Transportation Map 55
Figure 7.2 Hard Coking Coal Realization – Corpus Christi 57

List of Appendices

Appendix A Preliminary Economic Assessment (NI 43-101)
Appendix B Resource-Specific Desktop Study Maps
Appendix C Technical Memoranda (sent to client as progress updates)

I:\12\82236\0400\0401\1232236 RPT-FNL Maxwell Desktop Study 30APR13.docx

April 2013 1 123-82236

1.0 EXECUTIVE SUMMARY

Maxwell Resources Inc. (Maxwell) retained Golder Associates Inc. (Golder) to perform a Desktop Study of the potential for resource development where Maxwell has mineral rights in Colfax County, New Mexico. Maxwell purchased these mineral rights in 2012. The goal of the Maxwell Desktop Study is to identify potential mineral targets, and allow focusing on the most favorable targets for additional evaluation and potential development.

Mineral resource identification, exploration, evaluation, permitting, and development involve a complex process that should be advanced methodically. For Maxwell mineral targets, this process will be performed in a phased manner to balance the owner's expenses with potential reward. As detailed herein, Maxwell and Golder plan to work together through four work phases that would culminate in issuance of a Preliminary Economic Assessment (PEA) meeting National Instrument (NI) 43-101 standards for mineral property reporting, see Appendix A for outline of PEA.

This Desktop Study, which is Phase 1 of the resource evaluation process, considered both gold and coal resources in Colfax County. Based on the Desktop Study results and considering factors such as resource occurrence, resource accessibility, and mine development potential, gold resources are prioritized for development ahead of coal resources. Therefore, Maxwell currently plans to mineral-bank the Colfax County coal resources and aggressively explore and further evaluate the most promising gold resource areas.

1.1 Gold Targets

Resource (mineral) rights are recognized as a right to extract a mineral using approved (permitted) methods of extraction and reclamation while minimizing, mitigating, or avoiding impact to communities and the environment. Table 1.1 shows the acreages for three Colfax County gold targets where Maxwell controls the mineral rights. Gold that may be present in these holdings can occur as primary (lode) deposits, which are present at or near the original locations in which they were formed, and as placer deposits, which result from weathering and deposition of a load deposit.

Table 1.1 Maxwell Resource Acreage Associated with Gold Targets

Land Position	Acreage
Eagle Nest	30,231
Elizabethtown	1,934
Ponil	5,534

Results of the Desktop Study indicate that the most promising gold targets for additional evaluation and potential development are the Eagle Nest and Elizabethtown holdings. ***Eagle Nest is considered an exploration target for potential placer and lode gold deposits*** based on the geologic setting and the

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

historic gold production in the area. Elizabethtown is considered an exploration target for potential lode gold deposits based on the geologic setting and the historic gold production in the area. Maps of the Eagle Nest and Elizabethtown gold targets are provided as Figure 1.1 and Figure 1.2, respectively.

Figure 1.1 Potential Exploration Targets in Eagle Nest.  Legend Maxwell Mineral Region Placer Exploration Phase One Drilling Primary Targets Maxwell Resources Inc. Eagle Nest Group Exploration New Mexico April 2013 Coordinate System: NAD27 State Plane New Mexico East Colorado New Mexico Raton Basin Colfax County Map Area

Figure 1.2 Potential Exploration Targets in Elizabethtown Legend Phase One Drilling Secondary Targets Maxwell Mineral Rights Golder Associates Maxwell Resources Inc. Elizabethtown Group Exploration New Mexico January 2013 Coordinate System: NAD27 StatePlane New Mexico East Elizabethtown Group

April 2013 5 123-82236

1.2 Gold Target Evaluation Process

The phased process anticipated for evaluating the Eagle Nest and Elizabethtown gold targets is summarized below. Following resource evaluation and PEA reporting consistent with NI 43-101 standards, this process would potentially move into mine permitting and mine development phases, as detailed in subsequent sections of this report.

1.2.1 Surface Ownership

Maxwell controls the mineral rights to the targeted properties, but does not have surface ownership or control. Surface ownership or legal agreement with the surface owner is required before any surface disturbance, exploration, or mining activity can occur. In addition, field surveys, or any activity involving access to the property, require surface owner permission.

1.2.2 Phase 2 – Exploration Program

Phase 2 will include a field exploration program with the goal of verifying the presence of gold prospects identified in the Desktop Study. The objective of Phase 2 is to generate enough data to determine the projected initial geometry, possible depth, potential thickness, ore grade, and geotechnical conditions of the Eagle Nest and Elizabethtown targets. This information will be used to assess the potential to continue gold project development to the next level. Golder will work closely with Maxwell personnel to develop an understanding of the proposed targets that will continue to evolve as the exploration proceeds. Typical Phase 2 tasks include the following:

- Obtain surface owner access authorizations
- Geologic mapping (e.g., alterations) to refine gold targets
- Possible trench sampling and geophysical surveys
- Develop a drilling plan for target areas
- Obtain exploration permits for drilling program
- Select drilling method and drilling company
- Construct access and drill pads
- Coordinate site logistics and implement the drilling plan
- Analyze samples, including standards and blanks as appropriate
- Evaluate geology (drill hole logs) and assay results; establish drill hole database
- Create cross sections with drill information
- Develop conceptual models of targets, if sufficient data are available

Exploration programs are generally staged, with succeeding phases based on the results of the previous exploration phase. It is assumed that the initial reconnaissance drilling will include widely spaced reverse

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

circulation (RC) holes. RC drill cuttings would be analyzed for evaluation of vein roof and floor contact points to assist in preliminary estimation of ore grade and thickness. If results of the initial drilling are favorable, the next phase of drilling would target the identified mineralized zones. These subsequent RC holes would generally be drilled on 150-foot centers to determine the extent of the mineralized vein. RC holes that intercept the mineralized vein would be twined with diamond core drill holes. If analysis of drill samples continues to show favorable results and the budget allows, a diamond core hole near the center of the proposed deposit would be extended to full depth to allow geotechnical analyses in support of mine development evaluations. 1.2.3 Phase 3 – Evaluate Exploration Results The objective of Phase 3 is to evaluate data from the Phase 2 drilling program to: . Generate a model that can be used to evaluate quantity and quality of the target site . Evaluate gold grade, processing, and refinement with respect to market potential . Provide for the development of a Preliminary Economic Assessment that would meet NI 43-101 standards Phase 3 would also evaluate the need for subsequent drilling required to meet NI 43-101 standards, which would depend on whether the Phase 2 drilling confirmed the conceptual model. In the normal process of exploring a precious metal or coal deposit and establishing whether a viable resource exists, several phases of drilling are not unusual. Each new phase is based on the findings and success of the previous phase and typically, drill holes become more closely spaced to refine knowledge of the deposit. Managing the drill locations, analyzing the drilling results, and refining the targets after each drill location is completed will minimize and in some cases eliminate costs due to poorly located holes, insufficient depth of drilling, and lack of quality information. A medium sized ore deposit may eventually require hundreds of drill holes before a mine can be designed or built. An efficient drilling program is a very cost effective allocation of capital as it allows evaluation of the size, production rate, and quality of resource that will determine the viability of the project and drive the future economics of the mine operation. No two mineral deposits are the same. Each needs to be treated as a site-specific project, so drilling and sampling requirements will vary widely. Proper planning and geological groundwork can help reduce risk and increase the efficiency in the property’s evaluation. 1.2.4 Phase 4 – Develop NI 43-101 Compatible Report The purpose of the Preliminary Economic Assessment is to determine if there is a potential for a resource, the extent of that resource, and if the resource could be economically developed. Phase 4 would include finalizing evaluation of drill data, geologic reporting, geologic modeling, mine plan evaluation, resource/reserve evaluation, and mill process refinement. In addition to economic evaluation of the project, Phase 4 would include evaluation of mining, waste disposal, permitting, and reclamation requirements. A complete list of tasks that are part of a PEA is provided in Appendix A. Depending on the results of the PEA, subsequent levels of engineering studies would progress in complexity and accuracy to ensure that appropriate levels of effort, which translate into costs, are quantified. The benefit to the investor/developer is that costs are incurred only as the probability of success of the project remains reasonable. Golder uses a fatal flaw evaluation process, with the expectation of success, while alerting the client at any stage in the process that the potential for success would be severely encumbered due to factors such as extreme cost, social constraints, or environmental constraints. 1.3 Timeline to NI 43-101 Anticipated timeframes for the pending resource evaluation phases are summarized as follows:  Phase 1: Jan–Mar 2013 Desktop Study . Phase 2: Apr–Sep 2013 Confirm targets, plan drill program, gold exploration permitting, implement drilling program (may require two stages to complete) . Phase 3: Sep–Dec 2013 Drill data evaluation in preparation for an NI 43-101 compatible Preliminary Economic Assessment . Phase 4: 2014 Generate NI 43-101 compatible Preliminary Economic Assessment document 1.4 Estimated Phase 2-4 Costs The ultimate costs for completing Phases 2-4 of the gold resource evaluation process will depend on several factors. As shown in Table 1.2, the most significant costs will be in connection with the gold exploration program. Exploration program variables that will most affect the ultimate Phase 2-4 costs include the number of drill sites, drilling depths, and the number of samples analyzed. However, it is currently anticipated that combined Phase 2-4 costs for the Eagle Nest and Elizabethtown gold targets will range from $1.5M to $2.8M, as summarized below:

Table 1.2 Estimated Phase 2-4 Costs Activity Cost Range Phase 2 – Exploration Program Gold Exploration Permitting $50,000 to $80,000 Gold Exploration Program $1M to $2M Other Phase 2 Technical Support $100,000 to $220,000 Phase 3 – Evaluate Exploration Results $150,000 to $200,000 Phase 4 – Develop NI 43-101 Compatible Report $200,000 to $300,000 Total Estimated Phase 2-4 Costs $1.5M to $2.8M

April 2013 9 123-82236

2.0 INTRODUCTION

This Desktop Study was performed based on the scope of work described in our October 23, 2012, proposal to Maxwell and includes the following project considerations and general approach:

- The process of identifying a potential exploration target and developing a target into production is a very complex process that must be advanced methodically. At times, unforeseeable problems can arise at any stage in the process, which can stall progress or even lead to abandonment. Although ore deposits may have similar characteristics, no two deposits are exactly alike and exploration plans need to be flexible to respond to ongoing results and conditions.
- The evaluation process is being phased in an effort to balance the owner's expenses with potential reward. To this goal, Golder has produced Phase 1, a Desktop Study based on gathering and reviewing publicly available data and Maxwell's proprietary data to identify and rank potential targets for development. The initial draft report for the Desktop Study was completed on February 5, 2013.
- In Phase 1, GIS base maps of the property were developed, with separate maps for Coal and Gold resources, additional maps for the geologic structure, and a detailed map of the Dawson Coal District.
- The Dawson Coal District was identified as a potential coal target early in the Desktop Study.
- Due to historic mining occurring in the Raton Basin area, a variety of geological literature was reviewed by Golder to facilitate the evaluation of the resource targets. Detailed evaluation of the target areas for both Gold and Coal resources are presented in Sections 4.0 and 6.0, respectively.
- The Phase 1 Desktop Study summarizes all information gathered. ArcGIS was used to organize and clearly present geologic and land information to Maxwell and other potential investors.
- Golder developed recommendations for Phase 2, which include the implementation of a drilling program for selected targets.

Golder reviewed all information provided by Maxwell or discovered through Golder searches and contacts. This information was either placed on base maps or used as a source in the evaluation of the resource targets. Observations and conclusions from this Desktop Study were generated through the process of:

1. Generating and reviewing the base maps, geologic structure maps, and the many reports for coal and gold in the Raton Basin within Colfax County (specifically the resource areas controlled by or adjacent to Maxwell)
2. Discussions and reviews with Maxwell geologists, and associated office progress visits

2.1 Desktop Study Maps

As a part of the Phase 1 Desktop Study, base maps were developed to organize the data and provide a visual evaluation of the property positions. Base map information includes:

I:\12\82236\0400\0401\1232236 RPT-FNL MaxwellDesktopStudy 30APR13.docx

Golder Associates

April 2013 10 123-82236

- Maxwell resource locations for coal and mineral resource ownership
- Known other resource areas
- Land marks
- Major roads
- Municipalities and infrastructure
- Topography
- Known coal and gold historic disturbance sites
- Drill hole locations
- Known surface ownership entities

Resource specific base maps were also generated to allow the display of resource target information specific to the Gold or Coal resource type. Maps also include available drill hole locations and information on mined out areas within a mining district. This information should be verified for selected resource targets by drilling in the subsequent phases of the evaluation, if so required. All maps are provided in Appendix B as separate documents as part of the reference material for the evaluation and final report.

2.2 Chronology of Desktop Study

November 9, 2012: At an initial meeting, Golder representatives met with Jay Leaver (consultant representing Maxwell Resources), at the Golder Lakewood office to acquire available information from client sources. Subsequent to this meeting, Golder personnel performed an in house search and internet search for documents and resources to augment client data. As a result of the review of this information and updates to base maps, it was recommended by the client that a meeting in the St. Louis office would be appropriate.

November 19, 2012: Golder representatives met with Jay Leaver and Phillip Dias at the Golder/Marston office in St Louis to review maps and discuss the assignment of targets to develop the Desktop Study report sections. As a result of this review, the client recommended that the Dawson District should be targeted for further investigation, locations where Maxwell Resources had coal rights should be investigated for additional data, and a summary provided on the potential of developing those resources. Gold and other metal targets would continue to be reviewed for resource potential.

November 20, 2012: A technical memorandum was sent to the client summarizing the goals of the November 19 meeting and relating the focus of future activity. Golder would continue to focus on the Dawson District, but would also look for other potential targets as described and reviewed in Section 7.0, COAL RESOURCE TARGETS. This memorandum is included in the report as Appendix C.

A second edition of maps – General Base Map, Geology Base Map, Coal Base Map, Gold Base Map, and Dawson District Map – were all developed and sent to the client for review. Guidance was given by the

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 11 123-82236

client that properties controlled by Vermejo Park Ranch were to be excluded from any future consideration. The mined-out areas had been added to the maps along with additional drill hole information related to historical drill holes within the Dawson District. A review of the second set of maps confirmed that there were very limited opportunities to develop a coking coal resource and that the majority of coal rights were located where minimal or no coal had historically been located.

Review of the Gold and the Geology base maps revealed several opportunities to pursue development of a gold resource as described in Section 4.0. There appear to be locations where Maxwell Resources has mineral rights, and the geology and historic mined information reveals the potential for a gold resource target.

December 6, 2012: A technical memorandum was sent to both Jay Leaver and Phillip Dias informing the client that, although there was an opportunity to define a coal resource within the Dawson District, Maxwell had no existing surface ownership or coal rights in the areas where coal has historically been located. After reviewing the mined out areas in each of the Districts, it became clear that the available coal resource would be very limited.

December 8-28, 2012: The client was advised that the Golder team working on the Maxwell project would be working on the write-ups specific to the geology of the area, the coal and metals (gold) targets, and a summary of the environmental actions that would be required to move a project forward through exploration to development.

January 3, 2013: Based on our January 3, 2013 conference call and review of maps it was recommended by the client that further effort to develop a coal resource should be halted and the focus should shift to potential gold resource development. Golder recommended that the coal section be completed with limited effort to provide documentation that explained the decision not to pursue a coal resource, and the client agreed with that recommendation.

As a result of the discussion during the January 3, 2013 conference call, it was agreed that the gold opportunities appear to have a much better chance of success to develop as a resource and that further investigation should be completed on the gold resource opportunities. The client was advised that Phase 1 of the project would possibly be completed by the end of January, one month ahead of the deadline.

January 20, 2013: Meeting at the Golder Lakewood office included Craig Bow, Roy Pillmore, and Phillip Dias representing Maxwell interests; Golder was represented by Chelsea Parten, Chris Emanuel, and Ernie Shonts. The topics focused on updates to base map information, gold targets, and conclusions of the Desktop Study.

February 5, 2013: Phase 1 draft report was issued to Maxwell.

Golder Associates
I:\12\82236\0400\0401\1232236 RPT-FNL Maxwell Desktop Study 30APR13.docx

April 2013 12 123-82236

February 13, 2013: Maxwell and Golder held a conference call to discuss the Phase I draft report and subsequent action items. It was agreed that the subsequent version of the report would focus on two gold targets, with separate discussions regarding mineral-banked coal resources.

February 27, 2013: Meeting at the Golder Lakewood office included Phillip Dias of Maxwell and Chelsea Parten, Chris Emanuel, Ernie Shonts, and Randy March of Golder. Based on updated information on Maxwell land holdings, it was agreed that the Eagle Nest and Elizabethtown gold targets would be the primary focus of Phase 2 activities.

2.2.1 Topography of Colfax County

Colfax County consists of three distinct regions of topography: mountain, plateau, and plains. The western boundary of the county lies along the crest of the Sangre de Cristo Range. This western portion of the county is the mountain region. The reminder of the county is split with the plateau region comprising the north-west and the plains occupying the southeast remainder of the county. Elevations range from 12,000 feet along the spine of the Sangre de Cristo Range to the plains at 6,000 feet.[1]

The mountain region of the county is composed of the Sangre de Cristo Mountains and the Cimarron-Baldy Mountains. The Cimarron-Baldy range runs parallel and to the east of the Sangre de Cristo, with the Moreno Valley running between the two.[1]

The plateau region is defined by an escarpment that is between one and two thousand feet above the plains. State Highway 64 between Raton and Cimarron runs along the escarpment. To the north and west of this line lies the Raton Mesa, with an elevation ranging from 8,000 to 10,000 feet. The Raton Mesa extends north into Colorado and merges with the Cimarron Mountains to the west. The plateau is cut by drainages to the plains to the southeast[1] as delineated by the Raton Basin Region boundary shown on the Basemap.

The rolling prairie of the southeast of the county is part of the Great Plains, at an elevation of six to seven thousand feet. The rolling prairie is punctuated with dikes, volcanic cones, and basaltic lava flows.[1]

2.2.2 Climate of Colfax County

Colfax County has a temperate, semi-arid climate. According to the Koppen climate classification, this area is classified as a cool, semi-arid steppe climate. This high altitude climate has warm, wet summers and dry, cold winters. Elevation plays an important role in the local climate of any particular area. Typically, lower elevations will see higher average temperatures and less precipitation while higher elevations typically see lower average temperatures and more precipitation. In the mountainous regions of the county aspect plays a critical role in the local climate. North facing slopes will typically be colder and retain a snowpack longer than south facing aspects. Table 2.1 below is climate data from the

1112682236\0400\0401\1122382236 RPT-FNL MaxwellDesktopStudy 30APR13.docx

Golder Associates

April 2013 13 123-82236

municipal airport at Raton, New Mexico. Raton lays in the north part of the county on the boundary between the plateau and plains region.[1][2]

Table 2.1 Climate Data

	Winter	Spring	Summer	Fall	Year
Temperatures (°F)					
Average High	48	66	84	67	66
Average Low	15	31	52	34	33
Extreme High	75	96	99	92	99
Extreme Low	-16	-7	32	0	-16
Precipitation (in.)					
Average	1.00	2.81	6.70	2.65	13.16
Maximum Daily					1.86
Wind (mph)					
Daily Average Speed	9	11	8	8	9
Maximum 2-min Average	51	64	48	47	64

The plains region of Colfax County is well covered in grass and supports cultivation of feed and grain. The plateau and mountain regions are timbered except for the highest peaks.

2.2.3 *Local and Cultural Data*

The town of Raton, New Mexico, is the county seat with a population of 7,300 as of the 2000 census.

According to the 2010 United States Census, there are 13,750 people living in Colfax County; of this figure, 8,153 are between the ages of 18 to 65. The population density of the county is 3.7 people per square mile. Among people in the county over the age of 25, 86% have achieved the education level of high school graduate, 20% of the population achieved a bachelor's degree or higher. Among people considered in the workforce, there is an unemployment rate of 4.5% (±1.2%). In Colfax County, the average household income is $39,216.[3][4][5]

When compared to the United States, Colfax County is sparsely populated county compared to the national average of 87.4 persons per square mile. The educational attainment of the county is similar to the national average. The national average is an 85% high school attainment and 28% attainment of a Bachelor's degree or higher. The average household income for the county is low when compared with the rest of the nation at $51,914 per household.

While a reasonably educated workforce exists in Colfax County, it is a very small workforce. It is essentially at full employment with an unemployment rate below 5%. Workers would need to be attracted to the area, or housed temporarily to support mineral exploitation activities. Large population centers

\\1282236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 14 123-82236

near the county include Santa Fe, 68,000 people, and Albuquerque, 546,000 people. The above cities are 3 hours and 3.5 hours, respectively, of travel time by car to Raton.

2.2.4 History of Colfax County

New Mexico transitioned from a territory to the 47th state admitted to the Union in 1912 and brought with it a rich history of Mexican Land Grants. Carlos Beaubien and Guadalupe Miranda, having grants from the Mexican government, put in their claim for recognition and on September 25, 1857, their claim was declared valid. On June 21, 1860, a congressional act confirmed the title using the description of the original grant, which is to some degree ambiguous. On April 7, 1858, Lucien Maxwell had become owner of one-half interest of the land grant. Prospectors started coming into the area in 1860. By this time, Lucien Maxwell had accumulated considerable wealth and purchased title to both Miranda's and Beaubien's interests in the grant. In 1864, Lucien Maxwell bought out the interests of the other claimants, becoming sole owner. Roughly three-fifths of Colfax County is included in the Maxwell Land Grant. The grant consists of 1,714,765 acres, of which 1,456,342 acres (85 percent) lie within Colfax County, the remainder being in Las Animas County, Colorado.

Gold was discovered in 1867 and the rush was on to the west side of Colfax County near Baldy Peak. Placer mining initially dominated the area in 1867 and continued through 1904. The biggest find was the lode known as the Aztec mine, which was discovered in 1868 and produced the majority of the gold mined in the area for the next four years. The rich find stimulated the search for more load deposits and resulted in the development of the Montezuma and French Henry mines in 1869, although none produced as much gold as the Aztec. The Maxwell Land Grant Company acquired the most important claims during the period 1910 to 1920, and, after operating all of them except the Aztec for a short time, closed the mines or turned them over to lessees. Production never reached the volume it attained in the early days, and gradually declined. The company operated the Aztec until 1940, when it was decided that the cost of producing further gold from the property was too great. In 1946, the district was practically idle.

Coal was discovered in the Raton Basin coalfield in 1821. Coal mining first occurred in Colfax County in 1879 at the advent of the Santa Fe Railway in Raton, New Mexico. The Coal and Coke Company was formed in 1891 as a result of an agreement between the Santa Fe Railway and Maxwell Land Trust Company. On June 8, 1905, the operating coal mines were acquired by the St. Louis, Rocky Mountain, and Pacific Company. Mining continued until shortly after WWII when most of the mines closed due to lack of demand. The Phelps Dodge mine at Dawson operated from 1899 until 1950. The Koehler mine continued production until 1966. The Kaiser Steel Corp's underground mine started up in 1966 and in 1977 a surface operation was initiated. Most of the operating mines in the area were purchased by the Pittsburg and Midway Coal Company in February of 1989, which operated both underground and surface operations until 2002. Established in 2012, Maxwell Resources acquired 170,000 acres of mineral resource rights in the Raton Basin that were part of the historic Maxwell Land Grant.

I:\12\82236\0400\0401\1232236 RPT-FNL Maxwell Desktop Study 30APR13.docx
Golder Associates

April 2013 15 123-82236

2.3 References

1. Pettit, R.F., Jr., 1946, "Mineral Resources of Colfax County New Mexico," New Mexico Bureau of Mines & Mineral Resources Open File Report 15.
2. "Station: Raton Muni/Crews Fiels APT (KRTN), NM Climatological Summary Period of Record Aug 1998 to Dec 2008", Western Regional Climate Center, Available at : http://www.wrcc.dri.edu/summary/rtn.nm.html.
3. "American Fact Finder", Data Retrieval System, Report: DP-1 General Demographic, US Census Bureau Available at: http://factfinder2.census.gov/faces/nav/jsf/pages/index.xhtml.
4. "American Fact Finder", Data Retrieval System, Report: DP-02 Selected Social Characteristics 2006-2010, US Census Bureau Available at: http://factfinder2.census.gov/faces/nav/jsf/pages/index.xhtml.
5. "American Fact Finder", Data Retrieval System, Report: DP-03 Selected Economic Characteristics, US Census Bureau, Available at: http://factfinder2.census.gov/faces/nav/jsf/pages/index.xhtml.

I:\12\82236\0400\0401\12382236 RPT-FNL MaxwellDesktopStudy 30APR13.docx

Golder Associates

April 2013 16 123-82236

3.0 GOLD EXPLORATION AND GEOLOGY

3.1 Regional Geologic Overview

The Raton Basin extends about 2,200 square miles in northeastern New Mexico and southeastern Colorado at the southeastern margin of the Rocky Mountains spanning up to approximately 50 miles east-west and 90 miles north-south. Although structurally a basin, the region forms a topographic high. The basin is an early Tertiary Laramide structure containing Cretaceous marine sediments up to 4,500 feet thick deposited as the inter-Cretaceous seaway withdrew from the continental shelf. These are overlain within the Basin by late Cretaceous to early Tertiary terrestrial orogenic sediments derived from an early to middle Tertiary rejuvenation of the San Luis uplift to form the Sangre de Cristo uplift.

3.2 Metals Geology

To the west of the Raton Basin are the Sangre de Cristo Mountains, the southernmost extension of the Rocky Mountains. This area of uplift separates the Raton Basin to the east and the Taos Plateau region of the Rio Grande trough to the west. The region is characterized by plutonic Precambrian metamorphic basement rock underlying sedimentary and metasedimentary Pennsylvanian and Tertiary rocks. Frequent Tertiary intrusions in the form of dikes, sills, laccoliths, and plugs in addition to igneous rocks related to the Laramide orogeny are present. These intrusions are primarily silicic to intermediate in composition with some alkaline laccoliths, plugs, and dikes in Colfax County.

The sedimentary formations of the Sangre de Cristo Mountain area are of variable thickness and often discontinuous, having been faulted and cut by numerous Tertiary igneous intrusions. Precambrian gneiss and schist compose the basement rocks. Unconformably overlying this older unit is the Pennsylvanian and Permian aged Sangre de Cristo Formation characterized by lacustrine red sandstone, shale, limestone and conglomerates. Above this are the Triassic stream and flood plain deposits of the Dockum Group formations. These are composed of a basal conglomerate, shale, and fine-grained sandstone with lenticular limestone.

Basal Upper Jurassic eolian sandstone deposits of the Entrada Formation and the stream shale and thin intervals of fine sandstone, siltstone, and limestone of the Morrison Formation sit above the Dockum Group. The Morrison Formation, underlain by the Entrada, outcrops west of the Sawmill Fault and north of the Fowler Pass Fault. (See below for fault descriptions). The area experienced a period of erosion before the transgression of the Inter-Cretaceous Seaway resumed deposition. The Lower Cretaceous Dakota Sandstone, deposited along the western margin of the seaway, lies unconformably above the Morrison. A basal conglomeratic sandstone interval marks the unconformity. The cliff-forming Dakota formation is made up of two massive tan to light grey sandstone beds separated by a thin bed of marine shale and siltstone. Silicified veinlets occur locally in the formation. Marine shale of the Lower Cretaceous Carlile, Greenhorn, and Graneros Formations sit above the Dakota. These formations are

Golder Associates

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

April 2013 17 123-82236

composed primarily of dark shale with thin lenticular limestone occurrences and are poorly exposed. Thick (2,000 to 3,000 feet) Upper Cretaceous rocks of the Niobrara formation and the overlying Pierre Shale outcrop in low-lying locations such as road cuts and streams throughout the area north of the Lost Cabin Fault and east of the Sawmill fault. The Niobrara has been divided into two members, with the Smoky Hills Chalk Member overlying the Fort Hays Limestone. The Niobrara units of limestone and marl were deposited within the Inter-Cretaceous seaway and contain abundant marine vertebrate fossils. The Pierre Shale formation, found also within the Raton coalfield, is composed of dark grey marine shale with sandy interbeds and numerous layers of altered ash deposits of bentonite clay and iron oxides. The Pierre generally outcrops poorly due to its propensity for erosion, however it can be found in streams and road cuts. As discussed in the coal geology section of this report, the Trinidad fluvio-deltaic sandstone deposits mark the regression of the seaway, followed by the overlying terrestrial, alluvial, lacustrine, and floodplain deposits of the Vermejo, Raton, and Poison Canyon formations, present both within and adjacent to the Raton basin. Quaternary basalt flows and stream and valley sand/gravel deposits locally obscure much of the underlying formations.

Steeply dipping thrust faults trending northwest-southeast have been mapped through the Eagle Nest area, with smaller north-south trending faults through the Eagle Nest and Elizabethtown-Baldy region (see Appendix B "Regional Geology" base map). The Lost Cabin Fault trending northwest-southeast south of Eagle Nest is reported to have a brecciated zone of approximately 50 feet containing quartz porphyry dikes and outcrops within the Philmont Scout Ranch. The degree of offset is uncertain and estimated to be anywhere between hundreds or thousands of feet. This fault places Precambrian rocks of the Eagle Nest area in contact with Permian and Pennsylvanian sedimentary rocks to the south. The Fowler Pass Fault trends northwest-southeast towards Eagle Nest before making a bend to trend north-south in the area east of Angel Fire. According to Philmont, the Fowler Pass thrust fault dips steeply to the west and originated in the early Tertiary. Tertiary basaltic andesite flows and granodiorite porphyry intrusions, most likely utilizing the fault as a conduit, post-date the fault and obscure much of its outcrop. The Sawmill Canyon Fault, generally trends northwest-southeast. According to Goodknight, this fault has a vertical displacement of no more than 100 feet of Mesozoic sedimentary rocks resulting in the repetition of the Dakota Sandstone formation. See "Geologic Sections of the Philmont Ranch Region, New Mexico" by Wanek, et al.

Mineral ore deposits form a band extending along the Sangre de Cristo thrust belt through Colfax County of New Mexico and north into Colorado. The sediments and metasediments adjacent to the Raton coalfield have been heavily influenced by Tertiary intrusions, namely quartz monzonite porphyry, and faulting. Mineralized veins and faulting have resulted in primary, hydrothermal gold deposits. Secondary placer deposits have occurred from the erosion, transportation, and deposition of primary lode deposits. Both types of deposits have been historically mined in the Eagle Nest Region (see Appendix B "Basemap

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx
Golder Associates

April 2013 18 123-82236

– Metals"). According to Lee (1916), approximately 50 percent of the gold mining in Colfax County has been from hydrothermal lode deposits and 50 percent from placer deposits. This region has been divided into mining districts discussed in more detail in Section 4.0 Gold Resource Targets.

Primary gold, and other minerals such as silver and copper within the Eagle Nest area, are the result of two chief mechanisms. The first is veins, or fissures, in which silica-rich hydrothermal fluids flow and cool, depositing quartz-pyrite-gold. The second mechanism for primary gold deposits in the region is contact metamorphism, when hydrothermal fluids penetrate calcareous formations, such as lime-rich mudstone and shale, reacting with the rock to produce gold and other minerals. The Aztec Mine, mined extensively in the late 1860s, exploited ore within the Pierre Shale and the unconformably overlying basal Raton conglomeratic sandstone. Note that in this sequence, the Trinidad and Vermejo are absent, having been eroded away prior to the deposition of the Raton. According to Lee, "the ore [at the Aztec Mine] is clearly associated with the igneous rock, and many of the small ore deposits of the district are reported to occur at the contact of this rock with the shale. However, the principal bodies of ore known at the present time are not in immediate contact with the intrusive rock." The ore is Tertiary in age, post-dating the Raton formation and is deposited in voids within the sandstone conglomerate and fracture cavities of the Pierre Shale. Gangue minerals include calcite, pyrite, chalcopyrite, sphalerite, galena, silver, copper, nickel, and cobalt.

Approximately 30 miles east of the Raton coalfield, in the Laughlin Peak area, a local intrusion of phonolite breccia into the Dakota Sandstone has resulted in minor deposits of vein-hosted rare earth elements (REE) including Thorium, Yttrium, and Niobium. Phonolite is an intermediate extrusive igneous rock containing alkali feldspars and feldspathoids and markedly low in silica content. According to McLemore and North (1987), "the thorium, yttrium, and rare-earth veins in the Laughlin Peak area are steeply-dipping, lenticular, fracture-filling deposits" with more than 30 veins having been discovered. Additionally, the veins most likely represent "late-stage, volatile phases of alkali magmas."

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 19 123-82236

4.0 GOLD RESOURCE TARGETS

4.1 Gold Occurrences in Colfax County

Gold mining in Colfax County, New Mexico has been limited to areas associated with significant igneous intrusions adjacent to the west and southwest of the coal producing region.

4.1.1 History of Gold Production

Gold was first discovered in Colfax County in 1866 in the form of placer deposits on the Western flank of Mount Baldy, near the mouth of Willow Creek. A gold rush occurred the following spring as gold was discovered in most of the creek bottoms on the western flank of Mount Baldy. Elizabethtown was founded in 1867 and mining districts soon began to form around several drainages in which placer mining was active. After the initial placer gold discoveries, it was not long until several lode deposits were located. The most important placer and lode deposits of the area were discovered by 1885. Most placer operations were exhausted by the early 1900s and many of the lode mines were abandoned by the 1930s. The Aztec mine was the exception and remained in production until the 1940s. The Aztec mine is the most prolific producer in the district[1].

A detailed history of the mining districts is beyond the scope of this report. Pettit 1946, contains a good primer of the history of the area and historic mining activities.

In today's literature, the gold mining districts of the Eagle Nest area are condensed into two: the Elizabethtown-Baldy District and the Cimarroncito District. A quick look into historical accounts and papers shows a great number of mining districts and sub-districts, which can lead to confusion. The Elizabethtown-Baldy and Cimarroncito district was historically divided into four districts; these four districts are shown in bold. The current Elizabethtown-Baldy district consists of the Baldy, Elizabethtown, and Ponil districts.

- **Baldy District**
  - Willow Creek
  - Ute Creek
  - Mount Baldy (Baldy Mountain)
  - Eagle Nest
  - Copper Park
  - Aztec
- **Elizabethtown District**
  - Moreno, Moreno Valley, West Moreno
  - Eagle Nest

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

1868-1869 1870-1879 1880-1889 1890-1899 1990-1909 1910-1919 1920-1929 1930-1939 1940-1945 Total Aztec Mine 1 50 8 50 1 50 1 00 5 1 ,989 3 40 4 19 3 2 4 ,035 Other Lode Mines 2 5 3 95 3 10 2 80 4 8 5 2 2 4 7 3 2 1 ,209 Willow Creek Placers 1 30 4 35 2 01 1 34 2 7 5 1 1 2 - 9 45 Moreno River Placers 1 5 1 75 3 5 3 5 8 25 1 3 - - 1 1 ,099 Grouse Gulch Placers 4 5 4 81 2 82 2 16 1 7 5 3 - 2 8 1 ,077 Humbug Gulch Placers 3 5 3 30 3 11 3 24 4 6 1 6 7 1 - 1 ,070 Ute Creek Placers 9 1 2 60 1 04 7 4 2 4 1 0 8 4 90 Other Placers 6 4 8 1 3 4 1 4 5 2 1 0 - 1 29 Total Lode Gold 1 75 1 ,245 4 60 3 80 5 3 2 ,041 3 64 4 92 3 4 5 ,244 Total Placer Gold 3 22 1 ,729 9 46 7 57 9 23 4 6 1 7 3 3 3 7 4 ,810 Total Gold Production 4 97 2 ,974 1 ,406 1 ,137 9 76 2 ,087 3 81 5 25 7 1 1 0,054 . Hematite, Hematite Creek . Iron Mountain . Ponil District . Cimarroncito District . Bonito . Cimarron Canyon . Uraca, Urara Creek Table 4.1 reports the gold and silver production of Colfax County in thousands of United States dollars, unadjusted for inflation. While the table below reports production from both the Elizabethtown-Baldy and the Cimarroncito Districts, the total production from the Cimarroncito District to the present is less than 100 ounces gold. Where figures were not available, conservative estimates were made. No gold production has been reported in Colfax County since 1952[5]. Table 4.1 Gold and Silver Production of Colfax County by Year in Thousands of USD 4.1.2 Geologic Description of the Cimarron Range The Cimarron mountain range is a branch of the Sangre de Cristo Mountains. Several sources refer to the range as the Cimarron-Baldy Range; this report will use Cimarron Range. Within the gold producing region discussed in this report, the Sangre de Cristo Mountains can be divided into two ranges: the Cimarron range and the Taos range. The Moreno Valley lies between these two ranges with the Taos range on the west boundary and the Cimarron range on the east. East of the Cimarron range lies Raton mesa[6]. The stratigraphy, structure, and geologic history of the area are well described in other sources such as Ferguson & Skotnicki[8] and Clark and Reed[7]. Geologic discussion in this section of the report will be limited to structures and events that directly influence the occurrences of gold. Illustration of the Gold Resource region and the associated geologic structure are shown on the map “Basemap_Geology” in Appendix B.

April 2013 21 123-82236

In the Elizabethtown-Baldy mining district the general geologic condition can be described as Mesozoic sedimentary strata intruded by igneous quartz porphyry. The forces that uplifted the Cimarron range are theorized to be the result of a laccolithic intrusion. This laccolith fed the Monzonite and quartz monzonite porphyry dikes that cut the sedimentary rocks in the area. In association with the intrusive dikes, sills are present within the sedimentary formations. These igneous intrusions are Tertiary and are dated in the Oligocene to early Miocene, 35-16 million years ago (My). In 1972 Clark & Read the quartz monzonite is referred to as a quartz diorite. Gold occurrences in the Cimarron Range are closely tied to the above Tertiary intrusions[7].

The Cimarroncito district is similar to the Elizabethtown-Baldy district however in this district the sedimentary strata is older, Pre-Cambrian to Paleozoic in age. The rock in this district is also intruded in a similar fashion as the Elizabethtown-Baldy district[7].

The Ute Creek district is a sub-district of the Elizabethtown-Baldy district. Located within this district is the Aztec mine, the most productive mine in the district. The following is a description of the geology and deposition of the Aztec mine from Pettit (1946). *Gold bearing solutions rose along many of the faults until reaching the Pierre-Raton contact. Gold bearing solutions spread laterally along this contact zone. Pore spaces and fractures along this contact as well as the Raton sandstone were filled with free gold and gold bearing Pyrite. Upon oxidation a large amount of gold was left behind. The above deposit was the source of the early production of the Aztec Mine. Deposits along the Pierre-Raton contact also penetrated into the underlying Pierre shale, which accounted for the later production of the Aztec mine*[1].

4.1.3 Geologic Occurrence of Gold

Gold in both the Elizabethtown-Baldy and Cimarroncito District occur in two modes: primary (lode) deposits and placer deposits. Lode deposits exist unexposed at or near the original location in which they were formed. Lode deposits contain both free gold and gold contained within a mineral matrix. Placer deposits result from the weathering of a lode deposit and the resulting deposition and concentration of the gold. Placer deposits in these districts are found in Quaternary (recent) sediments and gravels in creek beds. Free gold is typically the mode of gold recovered from placer deposits.

Primary (lode) gold deposits in the Elizabethtown-Baldy district are hydrothermal in deposition. There are two main categories of primary gold deposits; fissure deposits and contact metamorphic deposits. Fissure deposits are the deposition of quartz-pyrite-gold veins in voids in the host rock. Hydrothermal fluids once flowed into fissures and as the fluid cooled the gold and other associated minerals dropped out of solution forming the vein deposits. Contact metamorphic deposits occur when hydrothermal fluids come in contact with shales containing calcium carbonate. These calcareous shales are replaced with gold bearing minerals among a host of other minerals. The hydrothermal fluids that formed the above primary deposits could have originated from the Tertiary laccolith underneath the Cimarron Range.

I:\12\82236\0400\0401\1232236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 22 123-82236

Fissure deposits have several different modes of occurrence, but all share the same deposition process described in the previous paragraph. The modes of occurrence in the Elizabethtown-Baldy district are listed below[2].

- The contact between the Pierre Shale and the Raton Sandstone as gold bearing quartz-pyrite veins
- Gold bearing veins parallel to the bedding in the Pierre and Raton formations
- The contact between the sills and dikes of the Tertiary igneous intrusions and the host formations
- Fissures within the sills and dikes
- Local fault zones in close proximity to the Tertiary intrusives

In the Cimarroncito District gold mineralization is limited to contact metamorphic deposits of calcareous shales. The difference in the metamorphic deposits in the Cimarroncito district is the mineralization occurs in older Pennsylvanian-Permian calcareous shales as opposed to the younger Cretaceous shales in the Elizabethtown-Baldy district.

4.1.4 Maxwell Land Positions

With regard to gold exploration targets, there are several land positions of interest discussed within this report. In Appendix B Metals Basemap are the metals targets, showing all of the Maxwell mineral holdings in Colfax County. For convenience of discussion the mineral right holdings of Maxwell are grouped into three areas: Elizabethtown, Eagle Nest, and Ponil. Appendix B, "Geologic Map of the Philmont Ranch Region New Mexico" is the surface geologic map of the Philmont Ranch region and shows the Ponil Group. Maxwell mineral right holdings are outlined in black on the map. The Ponil holdings are located within Ponil creek and Wilson Mesa. Appendix B, "Geologic Map and Sections of the Eagle Nest Area New Mexico" is a surface geologic map of the Eagle Nest area. It shows the Elizabethtown and Eagle Nest holdings in red outline. Elizabethtown group is the northern most holdings while Eagle Nest group is southerly. Appendix B, "Moreno Valley Geology" is a geologic map of the entire Moreno Valley. This map, while not as detailed as the Eagle Nest area, shows the entirety of the Eagle Nest holdings.

4.1.4.1 Eagle Nest Group

The Maxwell mineral holdings in the Eagle Nest area shown in Appendix B "Metals Basemap," are Maxwell's largest contiguous mineral rights holdings in Colfax County. To the west of the Eagle Nest holdings are the Klondike and Pay Ore mines. The mineral holdings include the Idlewild camp in the northwest portion of the holdings. Pettit 1946[1], mentions several claims in that area and describe underground exploration developments. It is unclear if Petitt was referring to the Klondike and Pay Ore or different prospects. Within the bounds of the mineral holdings there are no significant surface

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 23 123-82236

expressions of Tertiary igneous intrusive rocks, except for the northeast corner of the holdings. Any exploration activities in this area should focus on the northeast corner of the holdings and on the intrusive bodies, the sedimentary rocks surrounding the intrusions and the Eagle Nest fault at the extreme northeastern edge of the holdings.

It is possible that in the far northeast corner of the Eagle Nest group in proximity to Willow Creek that a placer target exists. Willow Creek was a historic producer of placer gold. Historic placer miners never ventured to far from a source of water. It is possible that placer targets exist further removed from the current position of the creek. Further field investigation would verify the presence of a placer or lode opportunity in the Eagle Nest Group.

4.1.4.2 Elizabethtown Group

The surface geology at the Maxwell holdings in the Elizabethtown area consists of Cretaceous sandstone units adjacent to Tertiary intrusive bodies. Many past gold producers in the district are positioned in a similar geologic setting. Appendix B "Maxwell Metals Targets" Basemap shows many mines and prospects to the east and west of the Elizabethtown holdings. Exploration activities should focus on the Cretaceous sandstones adjacent to the intrusive bodies. Additional exploration targets could include the Quaternary gravels of the area. It is possible that additional intrusive bodies exist underneath these gravels. In consideration of Maxwell's mineral positions in Colfax County, the Elizabethtown holdings are the best target for lode deposit exploration. Further field investigation would verify the presence of a lode or placer opportunity in the Elizabethtown Group.

4.1.4.3 Ponil Group

The Ponil holdings located on Wilson Mesa and extending east to the Ponil Creek drainage contain two possible gold exploration targets. The holdings are located approximately three miles east from the productive Aztec mine area. The more attractive of the two targets are the intrusive bodies located near the Beard fault shown on "The Geologic Map of the Philmont Ranch Region New Mexico," Appendix B. This target has two different pathways for the gold bearing hydrothermal fluids: the Beard fault and the intrusive bodies. A greater occurrence of possible pathways increases the chances of gold deposition. The second target in the Ponil area is the Wilson mesa. While the Wilson mesa shows no outcrop of the Pierre shale it is very likely that the Pierre shale is directly underneath the Raton (Poison) sandstone. One drill hole in each of the above areas could prove if this group has any further prospects for exploration.

Ponil Creek was never a historic producer of placer gold. It is probable that Ponil Creek contains placer gold, however the amount of gold present would probably not justify a placer operation. Further field investigation would verify the presence of a lode or placer opportunity in the Ponil Group.

\\1\2\82236\0400\0401\1232\82236 RPT-FNL MaxwellDesktopStudy 30APR13.docx

Golder Associates

April 2013 24 123-82236

4.1.4.4 Ute Park Area

The Ute Park area is centered on the Ute creek drainage above highway 64. The area is on the eastern flank of Touch Me Not Mountain. Three miles up Ute Creek from the northern boundary of the area is the Aztec mine, the most productive lode mine in the district. "The Geologic Map of the Philmont Ranch Region New Mexico," in Appendix B, indicates the Ute Park area in a green outline. The area is in a similar geologic setting compared to the Aztec mine area. In Appendix B, "Geologic Sections of the Philmont Ranch Region," contains cross sections of the Philmont Ranch geologic map. Cross-section A slices the Ute Park area. While maps in Appendix B are titled "Geologic Map of the Philmont Ranch Region, New Mexico" and "Geologic Sections of the Philmont Ranch Region, New Mexico," respectively, none of Ute Park Area outlined in green are within the surface rights boundaries of the Boy Scouts of America, Philmont Ranch at the time of production of the maps.

The Ute Park area contain some of the important structures that are associated with historic gold deposits in the area. This area contains intrusive igneous rocks in contact with the Pierre shale. The major difference between the Aztec mine area and the Ute Park area is the lack of the contact between Pierre shale and the Raton (Poison Canyon) formation near the intrusive igneous rocks. There is a contact of the Pierre shale and the Raton (Poison) sandstone present at the surface along the northeast boundary of the Ute Park area. There are no intrusive bodies near this contact.

Note that in the "Geologic Map of the Philmont Ranch Region New Mexico," Appendix B, there is no indication of the Raton formation anywhere near the Aztec mine. Pettit (1946) references numerous times the Raton sandstone formation overlying the Pierre shale near the Aztec mine. It is very probable that Pettit did not differentiate between the Raton sandstone and the Poison Canyon sandstone as future authors did. For the purposes of this report view the Poison Canyon formation as part of the Raton Sandstone as described by Pettit (1946).

There are no intrusive bodies in the Ute Park area near the Pierre shale-Raton sandstone contact. The "Geologic Map of the Philmont Ranch Region New Mexico," Appendix B only indicates surface geology, it is plausible that underneath the Quaternary landslide deposits (Qc) and gravels (Qal) exist Tertiary igneous intrusions in close proximity to the Pierre/Raton contact. This could represent a possible exploration target in the Ute Park area.

The Pierre/Raton contact in close proximity to Tertiary intrusive bodies accounted for a considerable amount of production at the Aztec, however it is not the only deposition mode in the area. Ute Creek was a past producer of placer gold. It is possible that the Quaternary gravels indicated in the surface geology map still contain placer gold. However, since most of Ute Creek has been previously worked for placer gold, it is likely that the most of the placer gold has been recovered by past operators.

I:\12\82236\0400\0401\1232822236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 25 123-82236

During the preparation of this report it was determined that Maxwell does not possess any mineral right holdings in this area. While the Ute Park area is an area having potential exploration targets, the added cost of obtaining mineral and surface rights to this area make this a less viable option moving forward.

4.1.5 Ore Deposits of the Elizabethtown-Baldy District

The undiscovered lode deposits of the Elizabethtown-Baldy district will more than likely have similar characteristics to the historic lode deposits. The characteristics of these deposits are determined by the deposition process. Deposits in this district are going to be high grade (comparatively), narrow vein deposits. This has implications for the exploration and future development of these ore bodies. Narrow vein deposits are typically harder to explore and define than massive, disseminated ore bodies. They typically have an irregular shape, variable widths, and highly variable gold grades. These characteristics require exploration drilling on a much tighter spacing to accurately quantify the deposit.

Narrow vein deposits are typically exploited using underground methods. The exception would be if there were multiple vein systems spaced closely together. A large grouping of tightly spaced veins might lend itself to open pit methods, if located near the surface. If a narrow vein deposit, in this district, were to be exploited using underground methods the production rate would be very low compared to most mines. Typical mining rates would be approximately 50 to 200 tpd.

Another factor to consider with regard to the lode deposits of the area is mentioned in Pettit 1946. Movement of local mineralized faults after deposition and newer post mineralization faults have divided and separated the ore bodies. This makes exploration more difficult as the ore bodies are not contiguous.

4.1.6 Mineral Exploration

Most, if not all of the outcropping ore bodies within the Elizabethtown-Baldy district have already been discovered. Exploration of concealed ore deposits in this district will require a drilling exploration program. Most exploration programs are multi-phased in approach. The first phase of any exploration program is to locate suitable targets for future exploration. This first phase includes reviewing available geologic data, surface surveys and mapping. The second phase is to obtain samples (drilling or other methods) and assay for any occurrence of gold. Sample collection is done on a very wide pattern to cover the most area possible in the beginning. If an occurrence of gold is located then the next phase of exploration is to narrow the focus of the exploration and take samples on a tighter spacing in order to better define the ore body. Exploration targets for Eagle Nest and Elizabethtown are shown on Figure 1.1 and Figure 1.2.

4.1.6.1 Lode Deposit Exploration

Because of the sub-surface nature of lode deposits, drilling is the only appropriate method to sample these targets. Once drilling targets are identified there are two methods of drilling that could be used;

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

reverse circulation (RC) drilling and core drilling. In RC drilling a tri-cone bit is typically used and the drill cuttings are sampled on specific intervals for their metal content. Core drilling uses a hollow drill bit and returns whole rock samples as opposed to rock fragments. A better understanding of lithology and rock structure can be derived from core drilling. RC drilling might be a more suitable choice for the first phase of drilling. RC drills are typically cheaper per foot drilled compared to core drill rigs. However, RC rigs are larger than core rigs and mobilization to a remote site may be difficult. A simple trade-off study would be required to determine if core drilling or RC drilling would be appropriate for the site conditions, exploration goals, and budget. If in the first phase of drilling gold is found in appreciable concentrations, a second phase of drilling might be justified. In the first phase of drilling the goal is to find an ore body. The second phase of drilling focuses on quantifying the ore body. Important questions to be answered in the second phase of exploration is the size and shape of the ore body, the amount or grade of the ore, and the confidence in the prediction of the ore body between drill holes. In this phase of exploration, RC drilling would be used as a guide to core drilling locations where it is required to accurately define the ore body. 4.1.6.2 Placer Deposit Exploration Exploration of placer deposits follows the same phased approach as lode deposit exploration, however the sampling methods can be different. A typical work flow would be to sample the most favorable sands and gravels using a trench excavation. The trench samples will need to be split into a manageable quantity for assay. Due to the erratic gold content of placer deposits it will take a large sampling program to define a placer resource. A quantitative exploration program for a placer deposit might be cost prohibitive. Many placer operators perform their own “in house” exploration program. Samples from placer targets could be concentrated via gold pan and the concentrates could be sent off for assay. This would result in a significantly reduced amount of material handling. This process would be cheaper, but more of a qualitative exploration process. It would be very difficult to determine a “bankable” resource with this method, but it would potentially indicate if further investment is warranted. Another option would be to purchase a portable, small scale wash plant and preform a small scale placer operation to see if a larger plant would be justified. This method would allow the operator to possibly produce a small amount of gold while exploring potential placer deposits. Obviously this would require a water source, water recycling system, water discharge and permitting. There are several manufacturers of trailer sized, all in one, placer recovery systems. This method would provide the most information on a placer property giving both an indication of gold occurrence and it would also demonstrate gold recovery.

4.1.7 Gold Mining Cost Model Cut and fill mining is a method well suited to narrow vein deposits. For the cost model presented in this section the cut and fill method is considered at a daily production rate of 50 and 200 tpd. The dollar values presented in this model have been adjusted to 2012 United States Dollars (USD) based on the consumer price index. The costs are based on idealized stope designs and represent an order of magnitude estimates. Table 4.2 Capital Costs 200-tpd Narrow Vein Mine Base Capital Costs Mining Capital Costs $17,000,000 Processing Plant Costs $5,000,000 Tailings Disposal Facility $500,000 Waste Rock Disposal Facility $500,000 Backfill Plant $450,000 Total $23,450,000 Items Factored From Capital Costs Feasibility, Engineering; 8% $1,876,000 Construction Management; 10% $2,345,000 Admin, Permitting, Legal; 14% $3,283,000 Total Capital Costs $30,954,000 Table 4.3 Capital Costs 50-tpd Narrow Vein Mine Base Capital Costs Mining Capital Costs $7,500,000 Processing Plant Costs $2,200,000 Tailings Disposal Facility $300,000 Waste Rock Disposal Facility $300,000 Backfill Plant $300,000 Total $10,600,000 Items Factored From Capital Costs Feasibility, Engineering; 8% $848,000 Construction Management; 10% $1,060,000 Admin, Permitting, Legal; 14% $1,484,000 Total Capital Costs $13,992,000 An operating cost for an operation described above is $110 and $160 per ton of ore for the 200 and 50tpd options, respectively. Items not presented in the cost model include the following: . Exploration program. Transportation

. Utilities . Taxes . Insurance . Sales, Smelting, Refining . Interest . Start-up costs (except working capital) Processing, tailings disposal and waste rock disposal facilities would be required for any mining operation. A processing flow sheet for a quartz-pyrite vein system would be comparatively simple with respect to most processing systems. A typical flow sheet for a quartz-pyrite vein system would consist of a crushing circuit, grinding circuit, gravity separation circuit, and a bulk flotation circuit. The theoretical mill would produce two products; a flotation concentrate and a gravity concentrate. The flotation concentrate could be sold to a smelter and depending on the process the gravity concentrate could be directly sold to a refiner. Alternatively, an aqueous-metallurgical plant could be built to handle flotation concentrate for direct sale to a refiner. A processing plant for the contact metamorphic deposits would be similar. Placer deposits would only require a sizing circuit and a gravity separation circuit as well as a system to dispose of the gravel. The concentrate would be salable to a refiner. It is possible that you could size the gravel and sand to make a salable product, but due to the region’s sparse population there is likely a very limited demand for aggregate products. The costs represented are from historic operations and represent estimates; each site is unique and can result in a variation on these estimates. 4.1.8 Resource Estimation At this stage of the project, it is impossible to estimate the resources contained within the Maxwell mineral holdings. Although it is probable that a gold resource does exist within the Maxwell mineral property rights, an exploration program would be required to determine if there is a sufficient resource in place. Following or concurrent with an exploration program, a mineral property evaluation will begin to determine if the resource can be mined at a profit. 4.1.9 Conclusion It is intuitive that with a finite exploration budget, those funds should be applied to the most promising targets. Some of the lode targets appear to be more promising than the rest; this gold target ranking is based on the information discovered in the preparation of this report and professional judgment. The Eagle Nest and Elizabethtown holdings appear to be the strongest exploration targets; the geologic setting, the close proximity to historic mining operations, and ease of access all contribute to a strong

April 2013 29 123-82236

ranking. Elizabethtown possesses some favorable surface geology and proximity to historic operations. The Eagle Nest group stands out as a potential placer target by having had more historic gold production. The Ponil holdings do not include the same favorable attributes as the other districts.

4.2 Occurrence of Rare Earth Elements in Colfax County

Thorium, yttrium, and rare earth veins associated with niobium occur in the Laughlin Peak area. Discovered in the 1950s there has been no commercial production from this area to date. Thirty of these veins have been discovered, they are steeply dipping, occupying fractures in the rock. Most of the veins are found cutting the Oligocene trachyte and the Romeroville Sandstone; however, some are found to cut the intrusive breccias of the area. There are no Maxwell mineral rights in the area.

4.3 References

1. Pettit, R.F., 1946, "Mineral Resources of Colfax County New Mexico," New Mexico Bureau of Mines & Mineral Resources Open File Report 15.
2. Anderson, E.C., 1957, "The Metal Resources of New Mexico and Their Economic Features through 1954," Eugene Carter Anderson, State Bureau of Mines and Mineral Resources, pp. 34-39.
3. Johnson, M.G., 1972, "Geological Survey Bulletin 1348 Placer Gold Deposits of New Mexico."
4. North, R.M., 1987, "Metallic Mineral Deposits in Colfax and Union Counties, Northeastern New Mexico," New Mexico Geological Society, 38th field conference.
5. USGS Minerals Yearbook (1946-2003) Available: http://minerals.usgs.gov/minerals/pubs/state/nm.html#myb.
6. Clark, K.F., 1966, "Geology of the Sangre de Cristo Mountains and Adjacent Areas, Between Taos and Raton, New Mexico."
7. Clark and Read, 1972, "Geology and Ore Deposits of Eagle Nest Area, New Mexico."
8. Ferguson & Skotnicki, 2006, "Preliminary Geologic Map of the Baldy Mountain Quadrangle, Colfax County, New Mexico."
9. Hustrulid, W.A., 2001, "Cost Estimating for Underground Mines," Underground Mining Methods.

I:\12\82236\0400\0401\1232822236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

5.0 ENVIRONMENTAL PERMITTING FOR GOLD DEVELOPMENT 5.1 Permitting Requirements Depending upon the results of desktop studies and future exploration, Maxwell may seek mine permits for gold and/or metallurgical coal assets in New Mexico. This section provides an overview of the regulatory agencies responsible for gold (metallic) and coal (non-metallic) mine permitting, a discussion of the general framework for preparing mine permit applications, and a summary of the mine permit administrative and technical review process. 5.1.1 New Mexico Mine Permitting Overview In New Mexico, the Energy, Minerals and Natural Resources Department (EMNRD) is responsible for regulating both coal and gold mining. The Mining and Minerals Division (MMD) of EMNRD enforces and administers laws and regulations relating to mine safety, coal surface mine reclamation, and abandoned mine lands reclamation (§9-5A-4.D, NMSA 1978). Specifically, MMD is responsible for the following: . Review and approval of Coal Exploration Plans under the authority of the New Mexico Surface Mining Act . Issuance of permits for coal mining under the authority of the New Mexico Surface Mining Act . Review and approval of Gold Exploration Plans under the authority of the New Mexico Mining Act . Issuance of permits for gold mining under the authority of the New Mexico Mining Act The Coal Mine Reclamation Program (CMRP) and the Mining Act Reclamation Program (MARP) within EMNRD have the responsibility to administer the above-listed regulatory functions. CMRP was created in the early 1980s as part of New Mexico's enactment of surface coal mine reclamation regulations under the federal Surface Mining Control and Reclamation Act of 1977 (SMCRA). CMRP regulates, inspects, and provides enforcement for coal mines not located on Indian Reservations. CMRP has a mandate to protect the public health and safety and the environment in and around surface coal mining operations. The MARP regulates, inspects, and provides enforcement for hard rock or mineral mines, including gold mines. MARP was created under the New Mexico Mining Act of 1993 to regulate hard rock mining reclamation activities for all minerals except the exploration and extraction of potash, sand, gravel, caliche, borrow dirt and quarry rock used as aggregate in construction, the exploration and extraction of natural petroleum in a liquid or gaseous state by means of wells or pipes, the development or extraction of coal, the extraction of geothermal resources, smelting, refining, cleaning, preparation, transportation or other off-site operations not conducted on permit areas or the extraction, processing or disposal of commodities, by product materials or wastes or other activities regulated by the federal Nuclear Regulatory Commission.

April 2013 31 123-82236

For the purposes of this permitting review, it has been assumed that the surface and mineral estate are privately owned. Additional requirements may be necessary if state, Indian and/or federal lands are involved. An examination of state, county and local land use plans and/or zoning ordinances should be completed prior to advanced project development. Additional permitting evaluation may be necessary if Maxwell decides to request a permit to mine both gold and coal in the same permit area (NMAC 19.8.21).

5.1.2 Gold Mine Permitting

The MMD website http://www.emnrd.state.nm.us/MMD/ provides helpful general information on mine permitting in the state as well as links to detailed information on laws, regulations, guidelines, existing and pending applications. In particular, the 2008 EMNRD document titled New Mexico Permit Requirements for Energy and Mineral Projects is a resource for private developers and was also designed for use by regulatory officials of federal, tribal, state, and local governments. The document includes a Checklist for State Permit Requirements that provides an overview of the agencies involved in the permitting processes for gold (Exploration [leasing and drilling], and Metallic Mining/Milling) and for coal (Non-Metallic Coal Exploration and Development).

5.1.2.1 Gold Exploration

If Maxwell elects to undertake an exploration program for its gold assets, an exploration permit will have to be obtained from MMD. The regulatory requirements for gold exploration permitting are dependent upon the acreage disturbed by the exploration project. If less than 5 acres are disturbed, then the Guidance Document for Part 3 General Permits, Minimal Impact Exploration and Mining is applicable. If 5 acres or more are disturbed, then the Guidance Document for Part 4 Permitting under the New Mexico Mining Act is applicable.

Non-coal mining exploration is covered in NMAC 19.10.4. The Guidance Document for Part 4 Permitting under the New Mexico Mining Act provides step-by-step guidance addressing assembling an exploration permit application, agency review, negotiating financial assurance and project termination. The Exploration Drilling-Permit Conditions Compliance Checklist is helpful in preparing the exploration permit application. A flowchart that provides a high-level view of the process is presented below:

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

Figure 5.1 Regular Exploration Permit Application Flowchart Will the exploration project distrub greater than 5 acres in total? No Minimal impact regulations under Part 3 may apply Yes Applicant to provide MMD with a dreft of the public notice for review & approval [19.10.9.902] Public notice published in both English & Spanis [19.10.9.903] Deemed Not Administratively Complete Comment revision, resubmittal(s) MMD review of application package for administrative completeness Applicant to Submit Application Package [19.10.4.402], and proof of publication/notification [19.10.9.903] Deemed Administratively Complete MMD"administratively complete" notification to applicant MMD consultation with Tribes (60-day comment period) & Agencies (60-days) - Applicant 2nd public notice notifying interested parties of admin complete status - MMD coordinates an agency inspection of the proposed site Public comments submitted within 60 days after Notice Technical review of application package by MMD Public hearing (if requested) 2nd letter and additional consultation with Tribes MMD notice of "technically approvable" application to applicant Deemed Technically Approvable Deemed Note Technically Approvable Comment, revisions, resubmission(s) Financial assurance put into place Applicant to submit proposal for financial assurance Negotiation of permit languarge performed by MMD with the applicant Permit issued and agreed upon by applicant Applicant may commence exploration

Key information that will need to be assembled as part of the exploration permit application process includes the following. . The owners of record for all properties within ½ mile of the proposed exploration area. For properties within the proposed permit area a map, list and contact information for all surface and mineral estates is required. This data can be obtained from the county assessor’s property tax schedule. . Copies of access documents related to the right to enter the property and conduct exploration and reclamation. . Parties which have an ownership or controlling interest in the proposed exploration operation including: . A list of mining operations within the US owned, operated, or directly controlled by the applicant. . Contact information for regulatory agencies with jurisdiction over environmental aspects of those operations that could provide a compliance history for those operations over the preceding 10 years. . Maps showing areas of land to be disturbed by the proposed exploration and reclamation. These maps must include assorted publically available data along with the following site specific layers: . Previously disturbed areas . Occupied dwellings . Pipelines . Detailed drilling plan. . Reclamation plan. . Permit fee. . During the application review process, financial assurance will be negotiated with MMD. 5.1.2.2 Gold Mine Permit Requirements This section addresses permitting requirements that Maxwell will have to meet if they elect to obtain a gold mine permit. Permitting new mining operations is covered in NMAC 19.10.6. The EMNRD/MMD Guidance Document for Part 6 New Mining Operations provides general guidance for how to move through the gold mine permitting process. A non-coal mining permit is issued for a fixed term not to exceed 20 years. The term of renewals of a permit is not to exceed 10 years. Permits issued for more than 5 years must be reviewed every 5 years. The subsections below summarize the permitting process.

5.1.2.2.1 Preparation and Submittal of Sampling and Analysis Plan The process of permitting a non-coal mine includes baseline data collection, but in order to ensure that the necessary data are properly collected, the MMD process begins with preparation of a Sampling and Analysis Plan (SAP). The SAP is a detailed work plan that describes how baseline data will be collected. The SAP should not include technical data; rather it describes the proposed sampling methodology and frequency, proposed data sources, and sampling locations proposed to document existing resource conditions within the proposed permit boundary (Guidance Document for Part 6). An important first step in SAP preparation is a detailed review of existing site-specific data and publically available data for the region. Much of the applicant and landowner information required for the exploration permit will be included in the SAP, along with a general plan for gold mining. An initial permit fee of approximately $5,000 is required to be submitted with the SAP. The remainder of the permit application fees is due later in the process. The Guidance Document for Part 6 includes a table of suggested sampling/survey content. Actual SAP content will vary but the table provides an overview of categories, levels of detail and sampling frequency. Page 10 of the Guidance Document for Part 6 includes a flowchart that provides a high-level view of the SAP process.

April 2013 35 123-82236


Items prepared and submitted by applicant:
• Sampling & Analysis Plan (SAP) [19.10.6.602.D.(12) NMAC]
○ 6 copies, plus 1 electronic copy
• General Plan [19.10.6.602.D.(1-6), (9) and (11) NMAC] within the SAP to include:
○ Commodity to be mined
○ Proposed number of pits, shafts, adits, vent holes, waste piles, stockpiles, facilities, etc.
○ Location of project features and areas to be used for baseline data collection
• $5,000 permit fee [19.10.2.201.B.(1) NMAC]
Initial SAP and General Plan review by MMD (and/or MMD's third party consultant; within 20 days of receipt of the SAP it will be sent to other reviewing agencies.
MMD distribution of SAP to Agencies and Tribes for review and comments (1st 30-day comment period)
Possible issuance of press release by MMD
Comments submitted to MMD
MMD technical review of SAP, and consolidation of comments (2nd 30-day period)
SAP comment letter sent to applicant
Applicant can commence baseline data collection (12-month period)

Figure 5.2 New Mine Operations Phase 1 – Sampling & Analysis Plan Flowchart

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

5.1.2.2.2 Gathering Baseline Data The baseline data collection process starts after MMD has deemed the applicant’s SAP to be adequate. Long-lead resource areas include water quality, water quantity, wildlife and wildlife habitat, and vegetation, which will have data collection durations of at least 12 months (Guidance Document for Part 6). 5.1.2.2.3 Preparation and Submittal of Permit Application Package The New Mexico Mining Act and Rules requires that an applicant for a new gold mining operation submit a permit application pursuant to the requirements of NMAC 19.10.6.602. There are two permit application submittal phases. The first phase is providing the Sampling and Analysis Plan (Phase 1), and the second phase is the submittal of the entire Permit Application Package (PAP) (Phase 2), to the Director of MMD (Guidance Document for Part 6). Broadly, the PAP includes: 1. A copy of the SAP 2. Baseline Data Report (BDR) 3. Mining Operation and Reclamation Plan (MORP) 4. Environmental Evaluation (EE) Also included are draft and final preparation and publishing of the public notice, applicant information (similar to what was required for the exploration application and SAP), and a list of all federal and state permits required for the operation. Permit fees are based on the size and type of operation. Page 25 of the Guidance Document for Part 6 includes a flowchart that provides a high-level view of the PAP process.

April 2013 37 123-82236


Applicant to provide MMD with a draft of the public notice for review & approval [19.10.9.902]
Public notice published in both English & Spanish [19.10.9.903.A-H]
Applicant to submit Permit Application Package (PAP):
• Baseline Data Report [BDR; 19.10.6.602.D.15]
• Copy of SAP that was implemented (Phase I)
• Mining operation & reclamation plan (MORP) [19.10.6.602.15, 19.10.6.603]
• General items 19.10.6.602.D.1-11
• Submit 6 hard-copies and one electronic copy (submit 1 extra hard-copy if the mine is located on Federal land)
• Submit acreage and facilities fee [19.10.2.201.B.(2) and 19.10.2.203]
• Notarized statement [19.10.6.606.B.(12)]
Possible request for public hearing – comments submitted
MMD review of administrative completeness of PAP [19.10.6.605.B]
Applicant to submit proof of public notice requirements [19.10.9.903.A-H]
MMD initiation of Environmental Evaluation (EE; 19.10.6.605.D; see separate MMD EE guidance document)
Administratively Complete
MMD "administratively complete" notification to applicant
Not Administratively Complete
Comment, revisions and re-submittal(s)
Applicant to publish public notice (2nd public notice) that PAP is administratively complete [19.10.6.605.B & 19.10.9.903.I]
Draft Environmental Evaluation prepared & meets requirements
MMD distribution of PAP for technical review and comments, 60-day comment period [19.10.6.605.C]
MMD initiation of Tribal Consultation (60-day comment period)
MMD Technical Review of PAP
Comments Submitted
If changes are significant
Not Technically Approvable
Comment, revisions and re-submittal(s)
Technically Approvable
Public Hearing
MMD publishes public notice for PAP & EE
Applicant to submit a proposal for financial assurance
MMD deems PAP & EE "technically approvable"
Comments
Review by MMD
Applicant submits financial assurance
Permit Approved
MMD issues permit to applicant
Permit Denied
Comment, revisions and re-submittal(s)

Figure 5.3 New Mine Phase 2 – Permit Application Package Flowchart

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx
Golder Associates

The sections below provide a brief summary of the four major sections of the permit application. Based on our review of pending permit applications, it does not appear that these four major sections can be submitted and reviewed independently. 5.1.2.2.3.1 Sampling and Analysis Plan The SAP that was implemented for completion of baseline sampling is included for the reviewer’s information only; no additional agency comments will be made to it. 5.1.2.2.3.2 Baseline Data Report Data resulting from implementation of the SAP is described and summarized in the Baseline Data Report. The topics covered in a typical BDR are listed below. Other topics may be required based on individual project concerns. . Climate . Pre-mining topography . Vegetation survey results . Wildlife survey results . Topsoil sampling results . Geologic and ore body characterization . Surface water and ground water information . Prior mining operations . Historic and cultural survey results . Land use 5.1.2.2.3.3 Mining Operation and Reclamation Plan The Mining Operation and Reclamation Plan must provide a detailed description of the mining operation, and a description of how the operation will meet the performance and reclamation standards and requirements. It should include detailed maps indicating the size and location of mine facilities such as pits, topsoil stockpiles, leach pads, ore dumps, impoundments, ponds, diversions, disposal systems, tailings disposal facilities, mills, and water treatment facilities. Performance standards should be addressed for development and operation of the mine and also for reclamation. These standards include but are not limited to the following: . Most appropriate technology and best management practices to be used during mine operation . Contemporaneous reclamation . Protection of human health and safety, the environment, wildlife and domestic animals, cultural resources, hydrologic balance, riparian and wetland areas

. Stream diversions . Subsidence control . Roads . Use of explosives . Site stabilization and configuration . Preservation of topsoil . Erosion control . Revegetation . Design of operation to avoid perpetual care . Post mining topography . Waste management plan . Post mining land use . Acid or toxic drainage control, if needed . Ongoing monitoring 5.1.2.3 Environmental Evaluation NMAC 19.10.6 requires that an Environmental Evaluation be conducted for all new gold mining operations. The EE is required to include an analyses of the reasonably foreseeable impacts of proposed activities on the pre-mining and post-mining environment and the local community, including other past, present and reasonably foreseeable future actions, regardless of the agency or persons that undertake the other action or whether the actions are on private, state or federal land. MMD may contract with, and the applicant will be required to pay for, a third-party to prepare the EE. The EE will begin to be prepared after the PAP is deemed to be administratively complete. The draft EE will be reviewed as part of the PAP technical review process (Guidance Document for Part 6). Additional details regarding the required EE are available in EMNRD’s Guidance Document for Environmental Evaluation for Part 6 New Mining Operations, which provides a framework for compliance with the New Mexico Mining Act Rules (Rules) and explains how the State of New Mexico does not have a standardized environmental review process. Thus, the EE guidance document generally follows the New Mexico Environment Department (NMED) State Environmental Review Process (SERP), which is a similar process utilized to evaluate environmental impacts from potential infrastructure construction projects (Guidance Document for EE for Part 6). 5.2 Permitting Issues Permitting a gold mine is a complex undertaking that requires detailed planning and execution by an experienced, multidisciplinary team, and close coordination with the regulatory agencies, local officials, and the surrounding community. Specific issues that would significantly impact the permitting schedule and/or costs for a Maxwell proposed gold or coal mine cannot be fully identified during this initial phase of project definition. However, general issues that should be considered at this stage of the asset evaluation process are summarized below: . Details associated with the mine plan affect many elements of the baseline studies and ultimately compilation of the permit application. A lack of comprehensive understanding of how the mine will be developed and operated at the time baseline studies are planned may result in a poorly executed baseline program, which may ultimately require additional studies to be undertaken. The end result could be an extension of the permitting schedule and increased costs. . Mine planning and associated potential reclamation/environmental consequences are interrelated. Significant changes to a mine plan late in the baseline or permitting phase will result in revisions that ripple throughout major portions of the application, thus extending the schedule and increasing permitting costs. . The level of national, state, or local opposition to a project can have a significant impact on permitting costs and schedule. It is likely that a new coal mine will be opposed by national anti-coal interests. Increased opposition should be expected if coal is proposed for overseas export. . Significant state and local opposition should be anticipated for any proposed new mine in proximity to recreational or resort type areas (e.g., Vermejo Park Ranch, which is owned by Ted Turner’s company and comprises over 920 square miles in the project vicinity). . The level of local, state, and national opposition to a project often is directly proportional to the level of review conducted by the permitting agency, i.e. higher opposition typically means more lengthy review periods and more regulatory comments during completeness review and technical review. . The extent of cultural resources that exist in the area of the proposed mine and the degree of tribal consultation that is required can significantly extend a permitting  schedule. . If the project becomes subject to the National Environmental Policy Act (NEPA) and an Environmental Assessment or Environmental Impact Statement is required, the permitting schedule may be significantly extended and permitting costs significantly increased. . Impacts to threatened or endangered species within or near the permit area that will result in destruction or adverse modification of their critical habitat will greatly impact the ability to permit the project. . The ability to manage pit or mine drainage and surface water runoff is highly dependent upon developing a mine and surface water management program that can discharge to local surface waters without onerous discharge limitations. The existence of impaired streams in or near a mine can significantly limit discharge options. Likewise, the quality of the mine or pit water and stream standards for a proposed discharge must be closely evaluated early in the baseline study period and as the mine plan is developed. . Mine opponents often assert that material damage to the quantity or quality of waters will take place if a mine is permitted. Material damage to offsite waters is a basis for permit denial. To avoid this pitfall, permit applicants must collect comprehensive baseline water quality and quantity data sets and then build a strong case in the permit application that the hydrologic consequences of mining and reclamation will not cause material damage.

5.3 Permitting Schedule As discussed above, there are many variables affecting the time and costs to prepare and process a permit application. To summarize:  The size and complexity of the baseline study area will significantly impact the baseline costs . The complexity of the mine and reclamation plan and the extent of environmental consequences are proportional to permit application preparation costs and schedule . The extent of opposition and the mindset of regulatory agencies will largely dictate the complexity, timeframe and costs of the application review Thus, we recommend that Maxwell use the following duration ranges for planning purposes at this stage of review of the gold assets: Table 5.1 Permitting Duration Ranges Activity Duration Range Gold Exploration Permit 5 – 8 months SAP and Baseline Studies 1.5 – 2 years Permit Application Preparation 0.5 – 1.5 years Permit Review Support 0.75 – 1.5 years Environmental Evaluation 0.75 – 1.5 years The above table applies to a project that does not trigger NEPA. If a gold mine were to trigger NEPA, the resulting Environmental Assessment or Environmental Impact Statement could significantly extend the time required for the permitting process.

April 2013 42 123-82236

6.0 COAL EXPLORATION AND GEOLOGY

6.1 Regional Geologic Overview – Coal

The Raton coalfield is located in the New Mexico portion of the basin and is composed of Late-Cretaceous to Tertiary aged coal-bearing strata forming a broad asymmetric syncline. The sedimentary rocks of the basin are steeply dipping and faulted along the southwestern flank while the sedimentary rocks on the east side of the basin are gently dipping (approximately 1° to 5°) to the west. The sediments of the basin have locally been intruded by a series of Tertiary aged mafic dikes and sills. The basin is bound on the southwest and west by the Sangre de Cristo thrust system composed of faulting, mafic diabase dikes and sills, and Tertiary intrusive rocks of intermediate to felsic composition including alkaline laccoliths, dikes, and plugs. Also present adjacent to the basin are sedimentary/metasedimentary rocks and foliated Paleoproterozoic granites and granitic gneisses.[2]

6.2 Coal Geology

Figure 6.1, from the Flores and Bader USGS 1999 publication, shows a generalized stratigraphic column for the sediments of the Raton basin. The oldest unit recognized in the basin is the Late-Cretaceous Pierre Shale, which is up to 1,900 feet in thickness. The Late-Cretaceous Trinidad Sandstone, up to 300 feet in thickness, conformably overlies the Pierre Shale. The Raton basin coalfield includes the coal-bearing Late-Cretaceous Vermejo Formation and the overlying Late-Cretaceous to Paleocene Raton Formation. The depositional environment for the coal-bearing units is alluvial plains resulting from the Lower-Tertiary Laramide orogeny coupled with the withdrawal of the inter-Cretaceous seaway. Two coal zones are recognized in the Vermejo Formation, consisting of a basal unit and a top unit. The Raton Formation is estimated to be up to about 2,100 feet thick and can generally be divided into four zones: basal conglomerate; lower coal-rich Upper-Cretaceous interbedded sandstone; intermediate coal-poor sandstone and carbonaceous shale; and the upper coal-rich Paleocene interbedded sandstone. The lower coal-bearing zone and the intermediate barren sandstone of the Raton are divided by the Cretaceous-Tertiary (K-T) boundary thought to mark the global extinction event of non-avian dinosaurs showing an anomalous presence of iridium and an abrupt change in fossil flora and fauna.[3] The lower coal-rich zone of the Raton Formation ranges from 100 to 250 feet thick, while the upper coal-rich zone ranges from 180 to 600 feet thick with coal occurring as lenticular, laterally discontinuous units up to 12 feet thick. The Raton Formation is overlain by the Tertiary aged Poison Canyon Formation, which is about 500 feet of variable thickness and characterized by interbedded sandstone. The Poison Canyon Formation is coal-poor and the boundary between it and the Raton Formation is often indistinguishable.[3]

I:\12\82236\0400\0401\1232236 RPT-FNL Maxwell Desktop Study 30APR13.docx
Golder Associates

April 2013 43 123-82236

AGE		FORMATION NAME	GENERAL DESCRIPTION	LITHOLOGY	APPROX. THICKNESS IN FEET
TERTIARY	PALEOCENE	POISON CANYON FORMATION	SANDSTONE–Coarse to conglomeratic beds 13–50 feet thick. Interbeds of soft, yellow-weathering clayey sandstone. Thickens to the west at expense of underlying Raton Formation		500+
TERTIARY / MESOZOIC	PALEOCENE / UPPER CRETACEOUS	RATON FORMATION	Formation intertongues with Poison Canyon Formation to the west UPPER COAL ZONE–Very fine grained sandstone, siltstone, and mudstone with carbonaceous shale and thick coal beds BARREN SERIES–Mostly very fine to fine grained sandstone with minor mudstone, siltstone, with carbonaceous shale and thin coal beds LOWER COAL ZONE–Same as upper coal zone; coal beds mostly thin and discontinuous. Conglomeratic sandstone at base; locally absent	← K/T Boundary	0?–2,100
MESOZOIC	UPPER CRETACEOUS	VERMEJO FORMATION	SANDSTONE–Fine to medium grained with mudstone, carbonaceous shale, and extensive, thick coal beds. Local sills		0–380
MESOZOIC	UPPER CRETACEOUS	TRINIDAD SANDSTONE	SANDSTONE–Fine to medium grained; contains casts of *Ophiomorpha*		0–300
MESOZOIC	UPPER CRETACEOUS	PIERRE SHALE	SHALE–Silty in upper 300 ft. Grades up to fine grained sandstone. Contains limestone concretions		1800-1900



Figure 6.1 A Generalized Stratigraphic Column of the Cretaceous and Tertiary Rocks in the Raton Basin (Flores & Bader 1999)

Coal in the New Mexico portion of the Raton Basin is described in the literature as low-sulfur, moderate ash, high-volatile A to B bituminous rank coking coal.[4] According to Pillmore[5], dry ash content of the Raton Formation coal ranges from 9 to 17 percent, with about 0.5 percent sulfur; fixed carbon ranging from 46 to 59 percent; volatile matter ranging from 36 to 38 percent; and a calorific value ranging from 12,500 to 14,300 Btu/lb. Tertiary intrusions into the coal-bearing sediments have locally metamorphosed the coal with Lee (1924) indicating the possibility that millions of tons of coal have likely been destroyed in the basin due to dike and sill intrusions. Northeast trending dike swarms are evident within the southern portion of the basin as seen in Appendix B "Regional Geology" base map.[6] The total coal resource in the Vermejo and Raton Formations has been estimated by Pillmore[1] up to 17 billion tons based on coal beds at least 14 inches thick with no more than 3,000 feet of overburden. At least 11 coal beds have been identified in the Raton coalfield divided into coal districts and subdistricts seen in Appendix B "Basemap – Coal."[5]

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

April 2013 44 123-82236

6.3 References

1. Johnson, R.B., and G.H. Wood, 1956, "Stratigraphy of Upper Cretaceous and Tertiary Rocks of the Raton Basin of Colorado and New Mexico," AAPG Bulletin, v. 40, no. 4, pp. 707-721.
2. Pillmore, C.L., 1969, "Geology and coal deposits of the Raton coal field, Colfax County, New Mexico, Raton Basin field trip. Colorado and New Mexico," Guidebook: Mtn Geologist, v. 6, no. 3, pp. 125-142.
3. Pillmore, C.L., and R.M. Flores, 1987, "Stratigraphy and depositional environments of the Cretaceous-Tertiary boundary interval and associated rocks, Raton Basin, New Mexico and Colorado"; in Fassett, J. E., and Rigby, K. B., Jr. (eds.), Cretaceous-Tertiary boundary of the San Juan and Raton Basins, northern New Mexico and southern Colorado: Geological Society of America, Special Paper 209, pp. 111-130.
4. Hoffman, G.K., and G.E. Jopnes, 2005, "Availability of Coal Resources in the Vermejo and Raton formations, Raton coalfield, Raton Basin, northeast New Mexico"; New Mexico Bureau of Geology and Mineral Resources, New Mexico Tech, Socorro, New Mexico 87801. Open-file report 490.
5. Pillmore, C.L., 1991, "Geology and Coal Resources of the Raton Coalfield"; US Geological Survey, Bulletin 1972, pp. 45-68.
6. Wanek, A.A., 1963, Geology and fuel resources of the southwestern part of the Raton coal field, Colfax County, New Mexico: U.S. Geol. Survey Coal Invest. Map C-45, 2 sheets.

I:\12\82236\0400\0401\1232236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 45 123-82236

7.0 COAL RESOURCE TARGETS

7.1 Raton Basin Coal

Maxwell has the coal rights (simple fee)to several mineral properties located in Colfax County, New Mexico. The properties are located in or adjacent to the Raton Basin. The Raton Basin is a Cretaceous and Paleocene aged sedimentary basin located in Southern Colorado and Northern New Mexico with a rich history of coal mining Most of these igneous rocks are Tertiary aged but some igneous rock dates to the Paleoproterozoic. Tertiary intrusives in the form of dikes and sills have locally coked some of the coal seams. In general, strata dip is from 1° to 5° to the west and should have minimal impact on mining. Few faults within the basin have been mapped. Faulting should also have a minimal impact on mining. Coal mining potential and resources are considered in this section of the report. Gold mining potential is considered in Section 4.0, GOLD RESOURCE TARGETS.

7.2 Maxwell Coal Fee Simple Owned Property

The location of Maxwell's properties in relationship to the Raton Basin in Colfax County and some of the region's significant infrastructure are shown on the map in Appendix B "Basemap." Also shown on the map is what is referred to as the Districts of the Raton Coal field, Pillmore, U.S. Geological Survey Bulletin 1972. Historically most of the coal mining took place in these districts and most of the coal exploration data is from sites within these districts. The base map is a shaded relief map, which distinctively shows the cliffs, buttes, and drainages that make up the eastern edge of Raton Basin. Multiple publications are available that describe the geology of the area, historic coal mining, provide seam thickness data, and tabulate coal quality data. Maxwell provided drilling data from public and private sources. Several abandoned mine maps for the coal mines that were once active have been obtained and georeferenced.

As shown by the map, most of Maxwell's properties are located adjacent to the known coal resource areas of the Raton Basin. The exceptions are shown in the following table:

Table 7.1 Maxwell Coal Resource Properties in Colfax County

Label	Grantee	Acres
Wilson Mesa	Edward R. Manning	7,476
Nash	J.H. Nash	912
John B. Dawson	John B. Dawson	509
Springer	Charles Springer & Co.	19,430
Stockton	Multiple persons	3,003
A.L. Hobbs	Robert A. Doak, Jr.	409
Anderson	Frank E. Anderson	309
Lillie	John Lillie	100

I:\12\82236\0400\0401\12382236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 46 123-82236

Wilson Mesa is the largest contiguous Maxwell fee simple owned property holding that is within the published boundary of the Raton Coal Basin. The surface is controlled by the New Mexico State Game and Fish. Most of the Ponil Creek drainage surface (adjacent access to the property) is under the control of the Philmont Scout Ranch.

Drill hole PSR80-6 (Pennzoil drill hole data) is adjacent to the southeast property boundary along the drainage of Middle Ponil Creek. The drill hole reports two coal seams, the RL Seam at an elevation of 6,695 feet msl and the Vermejo Seam at 6,182 feet msl. The collar elevation is listed as 7,360 feet msl. The terrain over much of the fee simple owned property area is approximately 8,000 feet msl and reaches elevations of 8,600 feet msl. At 8,600 feet msl, the overburden for the Vermejo Seam is approximately 2,420 feet. The RL Seam is 2.1 feet in thickness and based on this one drill hole probably not economically mineable. The Vermejo Seam is 3.6 feet in thickness and is possibly mineable by longwall mining methods. The next closest drill hole (17,260 feet SE along the Ponil Creek drainage) is PSR80-1. The RU Seam is not shown in the hole and the Vermejo Seam is 1.7 feet in thickness. Drill hole PSR80-2 is located 17,300 feet east in the North Ponil Creek Drainage. This hole lists 3.2 feet of RU Seam, 5.3 feet of RL Seam and 1.2 feet of Vermejo Seam. Drill hole PSR80-5, approximately 18,000 feet south, shows 4.4 feet of Vermejo Seam. Please note that it is unknown as to whether the seam thicknesses include partings and if the correlations between holes are correct.

Although the acreage makes the Wilson Mesa fee simple owned property a potential mining target, the single drill hole only provides an indication of the presence of mineable coal, the approximate 2,400 feet of overburden limits the mining method to longwall mining, subsidence rights control is unknown and surface ownership for access for exploration and mine development is currently controlled by others. The initial step in determining any further potential for this property is to determine whether surface access to the property is possible for both exploration drilling and then for a surface facility in Ponil Creek. If access rights to the surface are obtainable then one to two exploration holes could be drilled to determine the continuity of and the site specific thickness of the various coal seams and obtain coal samples for coal quality testing especially metallurgical testing. If the additional drilling shows consistent coal thicknesses and metallurgical coal quality, then a drilling program could be proposed that would be appropriate for measured and indicated reserve determination. As with all exploration programs the results can be positive, negative or both.

7.2.1 Nash

The closest data point (14,200 feet north) to the J.H. Nash fee simple owned property is drill hole PSR80-4. This hole shows 2.6 feet of Vermejo Seam and the seam elevation may be too high for the seam to be contained within the Nash property area. The surface over and access to the property are part of the Philmont Scout Ranch. Since the property is adjacent to the Cimarron River drainage outcrop,

I:\12\82236\0400\0401\1282236 RPT-FNL MaxwellDesktopStudy 30APR13.docx

April 2013 47 123-82236

measurements may be possible. A site visit would be the next step in determining the presence of potentially mineable coal. Because the property has limited acreage and potential coal tonnage, development costs for a mine would need to be minimal. If a coal seam(s) of mineable thickness outcrops along the Cimarron River drainage then a small mine(s) could possibly be developed that accesses the coal from outcrop. The coal would have to be trucked to a central coal processing facility and rail loadout.

7.2.2 Stockton

The Stockton fee simple owned property is just south of the city of Raton. All but the western fringe of the property appears to be located below 7,000 feet msl. Although there is no coal data reported for the Kaiser drill holes the closest which is approximately 11,300 feet from the property, the one mine prospect and the closest mine are both located at 7,000 feet msl or above. The Lee Report provides a good description of this and several data points within the area adjacent to the property. The area adjacent to the property appears to have been significantly impacted by igneous intrusions. The mine prospect is reported by Lee to be access into coal that has been metamorphosed into graphite. This area is discussed later in the report. There appears to be little likelihood of the Stockton property containing any coal resources.

7.2.3 John B. Dawson

The Dawson fee simple owned property is located adjacent to the old Dawson mine workings and may overlap a small portion of these workings. The property is split by the Vermejo River drainage and the rail line extending to the York Canyon mining area. There is a data point showing 4.33 feet of Dawson Seam coal on the property. The Raton Seam in this area is typically less than 2 feet in thickness. There is very little of the Dawson District adjacent to the property that has not been mined and there are no known drill holes to the west and northwest. Because of the extensive knowledge of the local area by the various parties associated with the Dawson mines, the potential for accessing significant quantities of mineable coal to the west is not likely. There may be the possibility of a small Dawson Seam mine in the western half of the property, accessed from coal outcrop along the drainage.

A portion of the Springer property overlies an area of ridges and drainages east of the Dawson District and southwest of the Kohler District. Data points show mineable thicknesses of both the Dawson and Raton seams. The Dawson Seam appears to be thinning and parting thicknesses are increasing while the Raton Seam is increasing in thickness towards the Kohler District. Because the data points appear to be located relatively high along the ridgelines, the coal has probably been eroded between drainages. As such, it is likely that the property may only contain small isolated pockets of coal located along the ridges. Until the coal seam, outcrops can be located in reference to accurate topography then quantities of

I:\12\82236\0400\0401\1232236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 48 123-82236

potentially mineable coal are only speculative. Once determined then there may be the possibility of one or two small mines.

7.2.4 A.L. Hobbs

The Hobbs fee simple owned property is in the head of the Dillon Canyon drainage and west of the Brilliant District. The property is sandwiched within surface that is part of the Vermejo Park Ranch and what appears to be an abandon rail line. Historically the Brilliant District has been extensively mined but none of the mining is located close to the property. Both the R1 and R2x seams are shown in a drill hole located approximately 5,100 feet west of the property area and the R1 Seam in another hole approximately 1,950 feet to the north. Effectively, by itself the property is too small to support a mining investment.

7.2.5 Anderson & Lillie

The Anderson and Lillie fee simple owned property are adjacent to each other, located in Sugarite Canyon State Park in the drainage of Chicorica Creek, and overlain by Lake Maloya. Extensive mining has taken place 9,400 feet south of the property areas. Numerous mines and prospects are located approximately 10,000 feet to the southwest in the next drainage. Any seams contained within the fee simple owned property were not identified. Even if the seams were of mineable thickness, there is little likelihood of permitting a mine within the State Park. Additionally, by their selves the fee simple owned property are too small to support a mining investment.

7.3 Potential Mining Areas Adjacent to Maxwell Resources

As discussed above and with a few exceptions, Maxwell's fee simple owned property do not overlay coal within the Raton Basin. As such, Golder was tasked to review and comment on the coal mining potential of areas adjacent to their fee simple owned property subject to the primary restriction that the Vermejo Park Ranch did not have surface control over the coal. The Appendix B Basemap Coal shows the Raton Basin, Colfax County, Maxwell's fee simple owned property, the named coal districts, and the Vermejo Park Ranch surface holdings. As shown, the Vermejo Park Ranch holds the surface over a large portion of the Raton Basin within Colfax County. The only areas of non Vermejo Park Ranch control and adjacent to Maxwell fee simple owned property are the Dawson District, a small portion of the Potato Canyon District and the area between the Potato Canyon District and Stockton fee simple owned property.

7.3.1 Dawson District

The Dawson District, although not contiguous, is located just west of the Springer fee simple owned property (see Appendix B "Dawson District map"). The Dawson District is separated from the Springer property by the Saltpeter Canyon drainage. The western half of the Dawson District has been extensively mined. According to Hoffman, mining started in the District in the 1890s and ceased in 1950. A

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 49 123-82236

depressed coal market was stated as the reason for the mine closing. The primary product from the various mines was coal that was used to produce coke and as a source of fuel for copper smelting. After the demand for coke decreased, the coal was also used to produce electricity. Although the Dawson District enjoyed over 50 years of mining, the District has also been subject to several mine explosions that resulted in multiple fatalities. Coal dust was stated as the primary cause of the explosions. Modern mining methods employ adequate measures to prevent future occurrences.

Both the Dawson and Raton seams are of mineable thicknesses within areas of the District with the Dawson Seam the target of all of the historic mining. Coal thickness postings for both seams are shown on the map in Appendix B "Dawson District." The Dawson Seam would still be the primary mining target over most of the remaining District area but thins and includes extensive partings towards the southeast and the Springer fee simple owned property. The Raton Seam thickens to the southeast of the Springer property and towards the Kohler District where it extensively mined. Most thickness postings for both seams include parting which indicates that the run-of-mine coal will require coal preparation before marketing. The following table shows the air dried (AD) average and range of coal quality for the Dawson and Raton seams. Both the Dawson and Raton seam percent ash quality shown in the table support the requirement for coal processing before marketing. Also mentioned with the table is the Potato Seam, which has been identified with the Potato District.

Table 7.2 Dawson and Raton Coal Quality

Area	Coal Bed	Type	Moisture (%)	Ash (%)	Fixed Carbon (%)	Volatile Matter (%)	Sulfur (%)	Btu/lb	MMFBtu/lb
Dawson	Dawson	Average	2.45	15.26	46.69	35.59	0.70	12.286	14,793
		Maximum	3.80	26.30	49.40	38.60	1.00	13.190	15,045
		Minimum	1.40	10.61	39.30	31.70	0.50	10.480	14,526
Koehler	Raton	Average	3.03	12.02	48.78	36.10	0.67	12,800	14,920
		Maximum	5.00	14.60	50.00	36.80	0.78	12,990	15,002
		Minimum	2.00	9.70	47.20	35.30	0.48	12,620	14,876

Note: Potato Canyon Bed – Volatile Matter ranges between 69.6% and 44.0% and Sulfur between 0.51% and 0.74% on a moisture and ash free basis.

What is not shown in the table is the metallurgical quality for either seam nor was it available other than the Free Swell Index (FSI) for any of the coal seams in the Raton Basin. Keystone Coal Industry Manual (1980) lists the following FSI data:

Table 7.3 Free Swell Index

Seam	FSI
Raton (washed)	4.5
Yankee (run-of-mine)	1.0 – 5.0
York (run-of-mine)	8.0

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

April 2013 50 123-82236

Although most sources comment on the coking coal properties of the Raton Basin seams, before any significant investment is contemplated the metallurgical properties of the seams of interest need to be determined. To be successfully mined and marketed, the seams of interest will have to be competitive in metallurgical coal export markets.

Historic mining within the Dawson District was by drill and blast, room and pillar mining methods. The historic mines targeted the thicker Dawson Seam areas in the western half of the District. The limited data shows the remaining coal thicknesses in the eastern half range from 10.33 feet of seam thickness with 4 feet of parting to 2.67 feet of seam thickness and 0.67 feet of parting. Data points were not available from the old mine maps. Assuming an average seam thickness of approximately 3.5 feet, there could be up to 44Mt in place of coal in a central block that could have the potential for extraction by the longwall (LW) mining method. There are additional areas surrounding this central block where extraction by room and pillar mining method utilizing continuous miners (CM) is possible. If there is a sizeable block north of the old mine working, then sufficient tonnage may be available to support a LW mine. Access to the remaining coal in the Dawson District could be in Salt Peter Canyon or the un-named canyon immediately west of Salt Peter Canyon. There appears to be adequate space for a surface facility in Salt Peter Canyon and there is rail access near the mouth of the canyon along the Vermejo River and the rail spur to the York Canyon mining area.

It does not appear that the area east of Salt Peter Canyon can be accessed from a Dawson District mine although the most likely accesses are from Salt Peter Canyon. Also, the Dawson Seam thins and is probably not mineable while the Raton Seam appears to thicken and would be the potential mining target. The likely mining scenario would be one or two small room and pillar mine utilizing CMs. This area is limited and is isolated by the Kohler Mine workings and Vermejo Park Ranch surface. The coal from these mines would need to be trucked to the coal processing facility supporting the Dawson District mine.

Before any significant financial investment, additional thickness and quality data needs to be obtained along with a determination of the potential to lease or purchase the mineral and surface rights. Subsidence rights will be needed in full extraction mining is contemplated. The rights to some of this coal should be provided by the Springer fee simple owned property.

7.3.2 Potato Canyon District

The Potato Canyon District lies approximately 6 miles west of the Stockton fee simple owned property. The Canadian River drainage defines the northern district boundary, the Willow and Crow creek drainages define the southern boundary, and Potato and Coal canyons are the primary accesses to the District. Most of the surface is controlled by the Vermejo Park Ranch with the exception of a small area at the head of Coal Canyon. The geology and coal seams identified in Coal and Potato canyons and the

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

April 2013 51 123-82236

area between the Potato Canyon District and the Stockton property are discussed extensively in the report by Lee (1924), with pertinent data mentioned in the following paragraphs.

Drill hole K74-15, located between Crow and Willow Canyons and just northwest of an extensively mined out area shows 4.5 feet of RL Seam. As stated in Lee, 1924 "Although the Raton coal bed is continuous through this divide, where its occurrence has been proved by the development of the Willow mine, the district is separated from other parts of the field to the north and to the south by an area in which coal is absent. The coal of this district has been developed in the Willow mine, which opens at the town of Van Houten, in the South Fork of Willow Canyon." In Willow Canyon most of the coal has been impacted or destroyed by igneous intrusions. Coal from the Willow mine was reported to make good coke but no metallurgical coal properties are provided. Any measurements of coal in the Cottonwood Canyon area (Plumbage Canyon on USGS) have been impacted by igneous intrusions and metamorphosed to either coke or graphitized. The mine opening is referenced in Lee (1924) as point 185 and is an opening into graphite. Graphite quality data is presented in the report. Any potential coal appears to have been metamorphosed until (Lee point 188) the mouth of Coal Canyon where approximately 7.25 feet of coal and shale are exposed. Pillmore 1976 refers to this coal as the Potato Canyon Bed. The lateral extent is unknown but igneous rock is common in both Coal and Spencer canyons. Coked coal (Raton Seam) was identified at both points CC and DD in Coal Canyon. Sills within this same area are represented on the map in Appendix B "Regional Geology," and in, Pillmore 1976. The Vermejo Park Ranch controls the surface over most of the Potato Canyon and Crown Canyon districts with the exception of the area between Coal and Spencer canyon where it appears most of the coal has been metamorphosed.

The area west of the Stockton fee simple owned property appears to have minimal potential for the identification of any extensive and mineable coal resources. There may be small isolated areas that could support production for a single CM section or a small contour surface mine. Coal from these areas would have to be trucked to a preparation plant located in conjunction with a more substantial coal mining development. Extensive field verification of the data points identified in the Lee and Pillmore reports are required before any potential exploration program is undertaken.

7.4 Investment and Mining Costs

Based on the coal data available, the limited areas of potential coal within the boundaries of fee simple owned property by Maxwell, and no surface rights, two of many possible investment options include: (1) development of a central complex in the Dawson District area (Saltpeter Creek) with one or two larger mines and one or two smaller mines; and (2) development of a complex to support potential production from the Wilson Mesa fee simple owned property. Above and beyond the mining investment, in general, a Dawson District investment will require new leases on most of the coal rights; lease or purchase of surface for mine facilities, mine accesses, and access to the railroad; a right to access the railroad; a utility right-of-way; water rights; and some level of exploration. A Wilson Mesa investment will require

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 52 123-82236

lease or purchase of surface for mine facilities, mine access, mine ventilation, and access to the railroad; a right to access the railroad; a utility right-of-way, water rights, and extensive and costly exploration. **Before any significant investment in any development option is considered, the metallurgical coal quality of the target(s) seam should be adequately determined such that a marketing plan and price estimates are based on more than speculation.**

Because of the quantity of coal data available and what appears to be ease of access, of the two suggested development options, Golder considers the Dawson District option the most viable. This option would require access from Saltpeter Creek into the eastern un-mined portion of the Dawson Seam in the Dawson District, one or two accesses into the Raton Seam east of Saltpeter Creek, future access into the Dawson Seam north of the old mine workings, a 300 ton per hour (tph) run-of-mine (ROM) coal preparation plant, coal refuse disposal, rail access to the York Canyon spur, a rail load out, transportation from the coal preparation plant to the coal loadout, equipment, mine facilities/infrastructure and permitting. Depending on the coal processing yield, this option could produce approximately 1M tons per year (tpy) saleable. The mining method would be room and pillar mining utilizing CMs, with two CM sections producing in one mine and one CM section in each of two other mines.

Coal transport from the two section mining operation to the coal processing facility would be by belt conveyor. The coal would be trucked from the two single section mines. An overland belt conveyor would be utilized to transport clean coal from the coal processing facility to a stockpile or silo at the 4-hour batch rail loadout.

An order of magnitude capital estimate of $101M is itemized in the table below. The estimate does not include replacement capital.

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 53 123-82236

Table 7.4 **Approximate Initial Capital**

Item	Quantity	Cost Each ($000)	Total Cost ($000)
Production			
CM Section (each)	4	9,055	36,219
2 Section Mine Infrastructure (each)	1	8,468	8,468
1 Section Mine Infrastructure (each)	2	3,666	7,332
Subtotal Production			**52,019**
Coal Processing			
Process Plant - 300 tph (ROM) (each)	1	9,000	9,000
Refuse Disposal (each)	1	2,000	2,000
Plant Stockpile and Materials Handling (each)	1	3,000	3,000
Overland Conveyor to Loadout Stockpile (36")	10000	1.08	10,800
Belt Terminal Groups (each)	2	850	1,700
4 hour Loadout, stockpile, conveyor (each)	1	5,000	5,000
Railroad (miles)	4	1,250	5,000
Subtotal Coal Processing			**36,500**
Other Infrastructure			
HV Electrical (mile)	3.5	250	875
Main Substation (each)	1.0	500	500
Access Road (mile)	3.5	350	1,226
Water Line (mile)	3.5	100	350
Water Treatment (each)	1	250	250
Sewage Treatment (each)	1	100	100
Site Preparation and Ponds (each)	1	1,000	1,000
Land Acquisition (each)	1	5,000	5,000
Fork Lift (each)	1	125	125
Backhoe (each)	1	100	100
Supply Truck (each)	1	75	75
Pickup Truck (each)	3	40	120
Permit (each)	1	3,000	3,000
Subtotal Other Infrastructure			**12,721**
Potential Initial Investment			**101,240**

I:\12\82236\0400\0401\1238223 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

April 2013 54 123-82236

One and two section mines that would support the Dawson District investment would be similar to mines that are operating in Central Appalachia, with production ranging from approximately 120,000 to over 400,000 clean tons per year, depending on the mining conditions, coal processing yield, shift scheduling, and market. Based on 2012 estimates and available data, production costs for the less than 60-inch seam thickness mines are shown in the table below:

Table 7.5 Typical Central Appalachian Mining Costs

Cost Category	Range		
	Minimum	Average	Maximum
Direct Mine ($/Rt)	$13.39	$39.86	$134.45
Trucking to processing ($/Rt)	$0.80	$1.88	$5.40
Processing ($/Rt)	$2.66	$2.66	$2.66
Subtotal ($/Rt)	**$16.85**	**$44.40**	**$142.52**
Processing Yield Average (%)	60%	60%	60%
Cost with Processing ($/Ct)	**$28.08**	**$74.01**	**$237.53**
Black Lung Tax ($/Ct)	$1.10	$1.10	$1.10
Reclamation Tax ($/Ct)	$0.15	$0.15	$0.15
Loading on Rail ($/Ct)	$1.00	$1.00	$1.00
Total Cost FOBR at Mine ($/Ct)	**$30.33**	**$76.26**	**$239.78**

Note: Does not include Severance Taxes, which range from $0.00 to 5% of Realization.

The maximum and minimum costs reflect startup mines and mines that are closing. An average processing yield of 60% was assumed. Yields ranges from 100% for direct ship coal (coal that only needs to be crushed) to lows of 30% to 40% for coal with significant out-of-seam dilution. The total cost reflects the approximate cost loaded on rail (FOBR) at the coal processing facility.

The average direct mine cost of $39.86 per ROM ton is reasonable for the potential Dawson District mining. Additional transportation costs are incurred to ship the coal to its final market.

See the rail transportation map in Figure 7.1 showing the potential final port locations.

I:\12\82236\0400\0401\1232236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

Figure 7.1 Rail Transportation Map. Legend, Selected Caol Port, Selected Major Rail Route, Coal Field,, Rail Carrier, BNSF, CN, CSXT, NS, UP, Maxwell Resources Inc., Transportation New Mexico, January 2013, Mexico, Raton, Colorado, Texas, New Mexico, Kansas, Oklahoma, Houston, Galveston, Missouri, Arkansas, Mississippi, Louisiana, Gulf of Mexico, Illinois, Tennessee, Golder Associates

April 2013 56 123-82236

The following table provides average and ±25% order of magnitude estimates for Maxwell's potential Dawson District mines with the clean coal transported to and loaded on vessel (FOBT – free on board trimmed) in Corpus Christi, Texas. The estimated average FOBT cost is $113.43 per clean ton. The estimates assume the average Appalachian direct mine cost per ROM ton and a 60% yield as a basis.

Table 7.6 Potential Maxwell Investment Operating Costs

Cost Category	Range		
	-25%	Average	+25%
Direct Mine ($/Rt)	29.90	39.86	49.83
Trucking to processing ($/Rt)	0.80	0.80	0.80
Processing ($/Rt)	2.66	2.66	2.66
Subtotal ($/Rt)	**33.36**	**43.32**	**53.29**
Processing Yield Average (%)	60%	60%	60%
Cost with Processing ($/Ct)	**$55.60**	**$72.20**	**$88.81**
Black Lung Tax ($/Ct)	1.10	1.10	1.10
Reclamation Tax ($/Ct)	0.15	0.15	0.15
Severance Tax ($/Ct)	0.55	0.55	0.55
Transport to and Loading on Rail ($/Ct)	1.50	1.50	1.50
Total Cost FOBR at Mine ($/Ct)	**$58.90**	**$75.50**	**$92.11**
Transportation to Gulf ($/Ct)	37.93	37.93	37.93
Total Cost FOBT at Port ($/Ct)	**96.83**	**113.43**	**130.04**

Little coal quality data was available to characterize either the Dawson or Raton seams other than they both have high volatile matter (VM) and <1% sulfur content. The literature reports both as having good coking coal properties but no data was available to support these premises. The data shows both seams have good thermal coal properties. Assuming both seams have high VM, hard coking coal properties then the following graph shows the monthly spot prices (2008 – January 2013) reported for Hampton Roads, Virginia adjusted for a transportation differential for sale from Corpus Christi, Texas. As shown spot pricing is variable ranging from a high of approximately $240/ton to a low of $88/ton with a current price of approximately $100/ton. The time frame average is approximately $145/ton. Because of pricing volatility, coking coal sales are based on quarterly pricing and short-term contracts. Any investor in coking coal production and sales has to be in a position to manage market variability. Depending on data to support hard coking coal properties, a Dawson District investment is not likely to be viable based on current spot pricing but may have potential assuming a longer term average.

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

0 50 100 150 200 250 300 $/Ton Hard Coking Coal Realization - Corpus Christi HC Realization - Gulf Figure 7.2 Hard Coking Coal Realization – Corpus Christi Although both the Dawson and Raton seams have good high VM, <1% sulfur thermal coal properties, the competitors for sales are the low cost sub-bituminous coal Power River Basin surface mines; the lower cost high volume Colorado and Utah longwall mines; and the lower cost New Mexico San Juan basin surface and longwall mines. Coal realization from the higher quality Colorado and Utah mines has been ranging from $40 to $45 FOBR at the mine since 2009. A Dawson District investment is unlikely to be competitive with coal from these sources. 7.5 Coal Summary With respect to the coal resources controlled by Maxwell, eight coal targets were evaluated as shown in Table 7.7 below. The Wilson Mesa (Ponil Creek) was selected as having the best potential for future consideration. Wilson Mesa (Ponil Creek) is remotely located on land that is controlled by the New Mexico Department of Game and Fish. There is one coal bed methane drill hole adjacent to the resource property that gives an indication of coal and overburden thickness; there is no coal quality data. Wilson Mesa would be considered a high risk potential due to the limited data and remote location from existing transportation infrastructure. All of the remaining Maxwell properties contain resources not of sufficient size or in a suitable location, so do not warrant further consideration for mine development as independent properties.

April 2013 58 123-82236

Table 7.7 Maxwell Resource Acreage Associated with Coal Targets

Label	Grantee	Acres
Wilson Mesa	Edward R. Manning	5487
Nash	J.H. Nash	912
John B. Dawson	John B. Dawson	509
Springer	Charles Springer & Co.	19,430
Stockton	Multiple persons	3,003
A.L. Hobbs	Robert A. Doak, Jr.	409
Anderson	Frank E. Anderson	309
Lillie	John Lillie	100

Constraints that limited the consideration of coal properties within the Raton Basin specific to Colfax County include the following:

- Maxwell has none of the surface rights to areas overlaying the coal resource areas. This greatly limits the ability to determine if Maxwell would be able to drill an area or develop the resource if a mineable coal thickness was available.
- Instruction from Maxwell not to consider properties that have surface ownership by Vermejo Park Ranch. The Vermejo Park Ranch holds the surface rights over a large portion of the Raton Basin within Colfax County. The only areas not controlled by Vermejo Park Ranch are the Wilson Mesa, the Dawson District (adjacent to Maxwell resource), and a small portion of the Potato Canyon District (adjacent to Maxwell resource).

Maxwell also directed Golder to consider properties adjacent to Maxwell controlled resource areas. The sites given further consideration are the Dawson District and the Potato Canyon District. Of the three Coal targets – the Wilson Mesa (Ponil Creek), the Potato District, and the Dawson District – it is Golder's opinion that a prospect in the Dawson District would have the greater chance of success. Golder's recommendation would be to consider the Dawson District as a priority coal target due to the potential mineable quantity and the site location being in proximity to existing rail transportation.

I:\12\82236\0400\0401\1282236 RPT-FNL MaxwellDesktopStudy 30APR13.docx

Golder Associates

April 2013 59 123-82236

8.0 ENVIRONMENTAL PERMITTING FOR COAL DEVELOPMENT

8.1 Permitting Requirements

Depending upon the results of desktop studies and future exploration, Maxwell may seek mine permits for metallurgical coal assets in New Mexico. This section summarizes the coal mine permit administrative and technical review process.

8.1.1 Coal Mine Permitting

The Surface Mining Control and Reclamation Act of 1977 (SMCRA) is the primary federal law regulating coal mining in the United States. The SMCRA permitting process is prescribed by the federal act and is applied relatively consistently throughout the participating states. In New Mexico, the CMRP regulates coal mining in compliance with SMCRA. The applicable Administrative Code is covered in NMAC Title 19 Natural Resources and Wildlife, Chapter 8 Coal Mining and can be found on the NM state website at http://www.nmcpr.state.nm.us/nmac/_title19/T19C008.htm. CMRP has compiled less state-specific guidance than MMD has for compliance with the New Mexico Mining Act, but does provide a helpful overview of the coal program on their web site under FAQ – Coal Program. Program guidelines compiled for specific subjects (e.g., Guidelines for Bond Calculation) can be found on the CMRP website under Coal Program Guidelines.

Prior to developing plans for a specific coal project, Criteria for Designating Areas as Unsuitable for Surface Coal Mining Operations (19.8.3) should be reviewed. This deals primarily with determining if reclamation is not technologically and economically feasible under the act, if the operations would be incompatible with existing state or local land use plans or programs, if mining could result in significant damage to fragile or historic lands, if impacts to renewable resource lands could result in loss of long range productivity, or if natural hazards could substantially endanger life and property. During the review of a mine permit application, it is possible for the public to petition to designate an area as unsuitable for all or certain types of surface coal mining operations.

8.1.1.1 Coal Exploration

If Maxwell elects to undertake an exploration program for its coal assets, an exploration permit will have to be obtained from CMRP. Coal mining exploration is covered in NMAC 19.8.6 and NMAC 19.8.19. The regulatory requirements for coal exploration permitting are dependent upon the amount of coal being removed by the exploration project. For the purposes of this review, it is assumed that the exploration project will remove less than 250 tons of coal. The process begins with a Notice of Intent (NOI) to explore which should include the following:

- Contact information for the person wishing to explore and their representative that will be present during exploration

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

A map of the exploration area . A statement of the period of intended exploration . A narrative description of exploration and reclamation methods . Best management practices to be followed to protect the environment from adverse impacts . Right of entry information giving the person who will explore access to the property . A permit fee of approximately $100 . A bond (financial assurance) is not part of the NOI but may be required prior to exploration 8.1.1.2 Coal Mine Permit Requirements The coal mine permitting process is less formal than the process for non-coal. The process generally begins with a meeting between the project developer and CMRP staff to discuss the proposed mine and any site-specific permitting concerns. A visit to the site may be recommended as part of this kick-off meeting to acquaint team members and regulators with the project area. The general process for permitting an underground coal mine is similar to the process for permitting a surface coal mine. A coal mining permit is issued for a fixed term not to exceed 5 years (referred to as the permit term) unless a demonstration can be made that a longer term is necessary to obtain financing (19.8.11.1111). A Life of Mine plan is submitted with the application to demonstrate the full project footprint and provide a schedule for when mining phases will commence. 8.1.1.2.1 Preparation and Submittal of Sampling and Analysis Plan The process of permitting a coal mine begins with baseline data collection. However, in order to ensure that the necessary data are properly collected, the CMRP recommends, but does not require, the preparation of a Sampling and Analysis Plan (SAP). The SAP is a detailed work plan that describes how baseline data will be collected. The SAP should be based in large part on 19.8.8 NMAC Permit Applications – Minimum Requirements for Information on Environmental Resources. The SAP would be submitted to the CMRP and reviewed as part of ongoing project coordination. An important first step in SAP preparation is a detailed review of existing site-specific data and publically available data for the region. When developing the SAP, a review should also be made of 19.8.7 NMAC Permit Applications – Minimum Requirements for Legal, Financial, Compliance, and Related Information in order to make certain that all necessary information will be ready to compile into the application at the same time. For example, it will be necessary to provide applicant information, compliance information, and right of entry documentation for surface and mineral access.

8.1.1.2.2 Gathering Baseline Data Once the SAP has been prepared and Maxwell is satisfied that CMRP has no significant issues with the approach, baseline data collection would be initiated. While a permit is issued for a 5 year permit term, the baseline studies “shall describe and identify the size, sequence, and timing of the subareas of the lands subject to surface coal mining operations over the estimated life of those operations for which it is anticipated that individual permits for mining will be sought.” (19.8.8.801) The cultural and historical study, and the associated tribal consultation, often takes longer than the 12 months required for some of the other resource areas. While it is not specified in the administrative code, CMRP recommends initiating tribal consultation and other public communication very early in the process to keep community members informed and engaged. An underground coal mine may be required to collect baseline data for the surface shadow of the underground mine area. However, if there will be a need for ongoing surface access, e.g. future exploration or for methane venting, baseline data would typically be collected over the majority of the permit area. 8.1.1.2.3 Preparation and Submittal of Permit Application Package NMAC does not dictate a specific permit application format but MMD has produced the following guidance regarding permit organization and formatting and encourages the production of electronic permit applications. . Outline of CMRP's Electronic Permitting Initiative . Surface Coal Mining Electronic Permit Organization and Formatting Guidelines . Surface Coal Mining Permit Organization and Formatting Guidelines Requesting a copy of a recent permit application that CMRP finds clear and well organized can provide a good go-by for generating a new application. Applications are often split into the following four major sections: 1. Applicant Information 2. Baseline Data Report 3. Mining Operations 4. Reclamation Permit fees will be required the first year the application is filed and annually thereafter based on the disturbed permit area for which the bond has not been released. The maximum annual permit fee is $17,500 and should be submitted with the annual report (19.8.5.506).

8.1.1.2.3.1 Applicant Information This section should respond to each requirement listed in 19.8.7 NMAC Permit Applications – Minimum Requirements for Legal, Financial, Compliance, and Related Information. This information can be awkward to present in a logical and clear fashion. Extra coordination with the agency regarding the formatting of the information is recommended. Also, the information in this section will need to be updated regularly through the application review process and during permit compliance. The required information includes the following: . Identification of interests – information about: . The applicant . Individuals that own or control the applicant . Any surface coal mining operation owned or controlled by either the applicant or by any person who owns or controls the applicant . Owners of record and lessees of the surface and mineral property be mined, property contiguous to the permit area and residents within one-half mile of the permit area . Documentation of lands and interest in lands contiguous to the permit area . Compliance information . Prior coal mining permit suspension or revocation . A listing of violation notices received by the applicant during the 3-year period prior to the application . Mine Safety Health Administration (MSHA) violations . Right of entry and operation information . Documentation of right to enter and begin mining operations . If private mineral ownership has been severed from surface, written consent of the surface owner to the extraction of coal by surface mining methods . Relationship to areas designated unsuitable for mining . A statement of available information on whether the proposed permit area is within an area designated unsuitable for surface coal mining operations or under study for designation in an administrative proceeding. . Permit term information . Timing and extent of operations including anticipated number of acres of surface land to be affected for each phase of mining over the total life of the permit . If the application proposes to conduct mining operations in excess of 5 years, the application shall contain the information needed for the showing . Personal injury and property damage insurance information . Certificate of liability insurance or evidence that self-insurance requirements are satisfied . Identification of other licenses and permits, for example: . Section 404 Permits from the U.S. Army Corps of Engineers for wetlands impacts . Air Quality Construction and Operating Permits

Surface Water Discharge Permit . Stormwater Discharge Permit . Conditional or Temporary Water Permit . County permits, e.g. zoning, building, roads, etc. . Identification of location of public office for filing of application . Newspaper advertisement and proof of publication 8.1.1.2.3.2 Baseline Data Report This section should respond to each requirement listed in 19.8.8 NMAC Permit Applications – Minimum Requirements for Information on Environmental Resources. Once this section has been reviewed by the regulators, and any necessary completeness and technical comments addressed, it should not change significantly throughout permit compliance. The exception to this is ongoing monitoring data, which should be placed in such a way as to not necessitate significant revisions to the complete report (e.g. appendices). The major areas typically included in this section are listed below: . Historic and archaeological resources . Geology description . Ground water information . Surface water information . Alternative water supply information . Climatological information . Vegetation information . Fish and wildlife resources information . Soil resources information . Land-use information . Prime farmland investigation . Alluvial Valley Floor Investigation and Findings (NMAC 19.8.23) 8.1.1.2.3.3 Mining Operations This section should respond to each requirement listed in 19.8.9 NMAC Permit Applications – Minimum Requirements for Reclamation and Operations Plans and 19.8.20 NMAC Performance Standards – Surface Coal Mining Operations. This section is likely to be modified significantly during permit renewals as mining progresses through the life of mine plan. Greater detail is required for facilities and structures that are planned for the pending permit area while conceptual information is often sufficient for structures in the Life of Mine area. The information required in this section includes:

Operation plan: General requirements . A narrative description of the type and method of coal mining, proposed engineering techniques, total coal production by tonnage and major equipment  A narrative explaining the construction, modification, use, maintenance and removal of facilities such as dams, overburden stockpiles, coal removal and handling, coal processing waste and non-coal waste removal, mine facilities and water and air pollution control . Operation plan: Existing structures . Operation plan: Blasting . Operation plan: Maps and plans . Some maps, plans and cross sections must be prepared by or under the direction of and certified by a professional geologist or registered professional engineer with assistance from experts in related fields such as land surveying, reclamation or mined land rehabilitation . Air pollution control plan . For all surface coal mining operations with projected production rates exceeding 1,000,000 tons of coal per year, the application shall contain an air pollution control plan . Fish and wildlife plan . A statement of how the plan will minimize disturbances and adverse impacts on fish and wildlife and related environmental values during surface coal mining and reclamation operations, and how enhancement of these resources will be achieved 8.1.1.2.3.4 Reclamation This section should respond to each requirement listed in 19.8.9 NMAC Permit Applications – Minimum Requirements for Reclamation and Operations Plans. This section is likely to be modified significantly during permit renewals as mining progresses through the life of mine plan. As contemporaneous reclamation progresses and some reclamation plans prove more successful than others, minor revisions may be made to plans and during major permit modifications, more extensive changes may be incorporated. The information required in this section includes the following: . Reclamation plan: General requirements . A detailed timetable for the completion of each major step in the reclamation plan . A detailed estimate of the cost of reclamation of the proposed operations required to be covered by a performance bond . A plan for backfilling, soil stabilization, compacting, and grading . A plan for removal, storage, protection and redistribution of topsoil, subsoil, and other material suitable for topsoil . A plan for revegetation . A description of measures to be used to maximize the use and conservation of the coal resource as required in 19.8.20.2027 NMAC

A description of measures to be employed to ensure that all debris, acid-forming and toxic-forming materials, and materials constituting a fire hazard are disposed of . A description of the measures to be used to seal or manage mine openings, and to plug, case, or manage exploration holes, other bore holes, wells, and other openings within the proposed permit area . A description of steps to be taken to comply with the requirements of the Clean Air Act, the Clean Water Act, and all applicable air and water quality laws and regulations and health and safety standards . Reclamation plan: Protection of hydrologic balance . Each plan shall contain a detailed description of the measures to be taken during and after the proposed surface coal mining operations to ensure the protection of: the quality of surface and ground water systems, the rights of present users of surface and ground water, and the quantity of surface and ground water . A plan for the control and/or treatment of surface and ground water drainage into, through and out of the proposed permit area . Monitoring plans for surface and ground water . A determination of the probable hydrologic consequences of the proposed surface coal mining operations on the cumulative impact area and shall address all proposed mining activities associated with the permit area for which a permit is sought, not just those expected to occur during the term of the permit . Reclamation plan: Post-mining land uses . A detailed description of the proposed use, following reclamation of the land within the proposed permit area including a discussion of the utility and capacity of the reclaimed land to support alternative uses . The description shall be accompanied by a copy of the comments concerning the proposed use by the legal or equitable owner of record of the surface of the proposed permit area for surface mining activities or for underground mining activities . Reclamation plan: Ponds, impoundments, banks, dams and embankments . Reclamation plan: Surface mining near underground mining . Diversions . Protection of public parks and historic places . Relocation or use of public roads . Disposal of excess spoil from surface mining activities . Disposal of underground development waste . Transportation facilities . Return of coal processing waste to abandoned underground workings . Subsidence information and control plan . Support facilities

9.0 CLOSING Golder thanks Maxwell Resources for the opportunity to present this Desktop Study and we look forward to working with you in the upcoming phases of this project. Sincerely, GOLDER ASSOCIATES INC. Ernest T. Shonts Edward H. Minnes, PE Project Manager Project Director ETS/EHM/rjg

APPENDIX A PRELIMINARY ECONOMIC ASSESSMENT (NI 43-101)

SECTION, Preliminary Assessment (PA) -Evaluate available geology, resources, metallurgy and development constraints and establish the principal characteristics of the project. -Determine potential approaches to mining and processing. -Identify principal risks and perform a preliminary economic assessment of project viability. -Identify and recomment additional work required to increase confidence. -"Can this project make any money?" SITE DESCRIPTION.  Site Location Map: Preliminary map showing claims and boundaries. Site Topography: Basic map showing site topograpy. Property Ownership: REview of property lease; claims list provided. Historical Chronology: Full presentation. Past Production (if any): Full presentation. EXPLORATION AND GEOLOGY. Geologic Description. Review: Preliminary review. Data Posting: Review of available existing maps, including regional and local geology. Geologic Assessment: Preliminary. Mineralogy, Bulk Density: Limited sampling; estimated bulk density. Drilling, Sampling and Assaying.  Drill Hole Parameters: Wise spaced drilling as appropriate, sufficient for inferred Mineral Resource. Underground Drilling: Review of existing data.  Geophysical/Geotechnical: Prelimiinary Geophysical surveys completed. Drilling/Assay Data: If only historic data, verify. New drilling, functional QA/QC program. Validated database. Condemnation Drilling: None.

April 2013 A-2 123-82236

Resources	Inferred Mineral Resource, minimum.
Geologic Controls	Basic understanding
Mining Tonnage Factors	Dilution and recoveries estimated
Statistical Analysis	Preliminary analysis and determinations
Geostatistical Analysis	Preliminary analysis and determinations
Reserves	Only resources estimated Potentially mineable subset defined
Calculation Parameters	No reserves are estimated
Cut-off Grade Calculations	No reserves are estimated, resource cut-off based on similar operations.
MINING	
Mining Method	Assumed between open pit and underground
Geotechnical Assessments	Basic assessment using available data (RQD, core photos) Assumed pit slope angles and slope dimensions
Open Pit Mine Plan	Assumed mining system and equipment Simple shell outline of final pit, no haul roads
Pit Slopes	Assumed using any available data
Waste Dumps	Simple outline of final dumps
Underground Mine Plan	Assumed mining system and equipment General outline of mine plan and required development Estimates for recovery and dilution
Production Schedule	Basic schedule based on assumed mine life
Capital Cost Estimate	Order-of-magnitude, factored or from similar operations
Operating Cost Estimate	Order-of-magnitude, factored or benchmarked from similar operations
METALLURGY AND PROCESS ENGINEERING	
Ore Sampling and Test Work	Minimal sampling; conduct lab bench scale process characterization tests on collected samples (if available)
Production Rate and Product(s)	First estimate of production rate and product(s)
Design Basis	Preliminary using factored estimates
Design Concept	Outline of design criteria and specifications incorporating area/regional climatic conditions
Process Description	General
Layout	Approximate geographic locations and site map; no general arrangement drawings

I:\12\82236\0400\0401\1282236 RPT-FNL MasselDesktopStudy 30APR13.docx

Golder Associates

Flow Sheets: Assumed flow sheet from know processes; simple block diagram.  Civil Work: Rough topographic maps; no soil conditions considered or quantities estimated. Equipment Specifications: Major equipment items listed. Architectural: None. Piping/HVAC: None. Electrical Distribution: None. Motors: None. Instrumentation: None.

INFRASTRUCTURE
Facilities	General overview with types of support facilities described
Communications	Communications requirements identified
Power	Overview of power availability and regional unit power costs
HYDROLOGY
Water sources	Estimated using regional data
Water Usage	Factored plant volume and unit costs
Dewatering	Dewatering parameters identified
ENVIRONMENTAL
Setting	Preliminary evaluation of project setting for potentially significant environmental or permitting constraints for site data
Data
Collect and review all available, existing data  for environmental studies, assessments or audits; regulatory inspections. waste handling practices. management plans, and all applicable environmental laws and regulations; no social. training or safety programs identified

EIS/EA	None
Reporting and Plans	Conceptual plans for managing any identified environmental issues
Monitoring	Not considered
Permit Requirements	General overview
PROJECT DEVELOPMENT SCHEDULE
Development Plan	Development period and mine life estimated
Project Master Sched!Je	Estimated showing start and end of construction; Gantt bar chart of major work elements

April 2013 A-5 123-82236

CAPITAL COST ESTIMATES	
Civil Structural Architectural Piping/HVAC Electrical Instrumentation Construction Labor Construction Labor Productivity Material Volumes/Amounts Material/Equipment	Order-of-magnitude based historic data or factoring
Contractors	Included in unit cost or as a percentage of total cost
EPCM	Percentage of estimated construction cost
Pricing	FOB mine site including all taxes and duties
Owner's	Historic estimate
Environmental Compliance	Factored from historic experience
Escalation	Typically not considered
Working Capital	Factored from historic experience
Accuracy	+/- 50%
Contingency	25%
OPERATING COST ESTIMATE	
Basis	Order-of-Magnitude estimate, industry benchmarking, experience
Operating Quantities	General
Unit Costs	Historic unit costs, factoring and benchmarking
Accuracy	+/- 40%
ECONOMIC EVALUATION	
Financial Analysis	Preliminary assessment of principal economic parameters
Commodity Price(s)	Estimated based on 3-yr average minimum
Royalties and Taxes	Preliminary assessment
Smelting, Refining and Freight	Historic data
Cash Flow Analysis	Simple cash flow
Economic Criteria	Simple IRR and NPV (pre-tax)
Sensitivity Analysis	Basic analysis to minimal amount of project variables
RISK ANALYSIS	
Risk Assessment	General overview, preliminary risk matrix
Project	Preliminary overview of geology, engineering, and environmental

I:\12\82236\0400\0401\1282236 RPT-FNL Maxwell Desktop Study 30APR13.docx

Golder Associates

APPENDIX B RESOURCE-SPECIFIC DESKTOP STUDY MAPS . Basemap . Basemap – Coal . Basemap – Metals . Dawson District . Geologic Map and Sections of the Eagle Nest Area, NM . Geologic Map of the Philmont Ranch Region, NM . Moreno Valley Geology . Philmont Cross Section, Ute Creek . Regional Geology . Transportation

LEGEND Colorado, New Mexico, Vermejo Park Ranch, Coal Producing Region, Philmont Scout Ranch, Maxwell Resources, Inc., Texas Basemap, Angel Fire

LEGEND Colorado, New Mexico, Vermejo Park Ranch, Coal Producing Region, Philmont Scout Ranch, Maxwell Resources, Inc., Texas Basemap, Angel Fire

Colorado, New Mexico, Vermejo Park Ranch, Philmont Scout Ranch, Turkey Mountain, Raspberry Mountain, Gold Producing Region, Maxwell Resources, Inc. Basemap-Metals

Dawson District, Drillhole Legend, Thickness Coal Parting, Legend, Area A, Koehler District, Area B, Saint Peter Canyon, Maxwell Resources, Inc., Dawson District

Geologic Map and Sections of the Eagle Nest Area, New Mexico, by Kenneth F. Clark, Contour interval 500 feet, New Mexico Institue of Mining and Technology, Bureau of Mines and Mineral Division, Bulletin 94 Plate I

GEOLOGIC MAP OF THE PHILMONT RANCH REGION, NEW MEXICO, By A.A. Wamek C.B Read, G.D. Robinson, W.H. Hayes, and Malcolm McCallum

Tetilla Peak, Costilla Pass, Red River Pass, Comanche Creek Transverse Fault, Black MountainReverse Fault, Taos Peak, Sixmile Creek Thrust, Taos Cone, Colfax County, Taos County, Saladon Creek Fault, Palo Flechado Thrust, Black Mountain, Black Mountain Reverse Fault, Topographic East Boundary of Moreno Valley, Baldy Mountain, Mills Divide, Touch-Me-Not Mountain, Fowler Pass Fault, Lost Cabin Fault, Cimarron Thrust Sheet, Topographis east boundary of Moreny Valley, Agua Fria Peak, Maxwell Resources, Inc. Moreno Valley Geology

Philmont Cross Section, Ute Creek, Qc, Ute Creek, Qal

Colorado, New Mexico, Coal Producing Region, Maxwell Resources, Inc. Regional Geology

Colorado, Kansas, Oklahoma, Missouri, Illinois, Tennessee, Arkansas, Mississippi, Louisiana, Houston, Galveston, Corpus Christ, Gulf of Mexico, Raton, New Mexico, Texas, Mexico, Maxwell Resources Inc. Transporation New Mexico January 2013

APPENDIX C TECHNICAL MEMORANDA (SENT TO CLIENT AS PROGRESS UPDATES)

 TECHNICAL MEMORANDUM I:\12\82236\0300\0301\AppC\12382236 TM MaxwellDesktopStudy 20NOV12.docx Golder Associates Inc. 44 Union Boulevard, Suite 300 Lakewood, CO 80228 USA Tel: (303) 980-0540 Fax: (303) 985-2080 www.golder.com Golder Associates: Operations in Africa, Asia, Australasia, Europe, North America and South America Golder, Golder Associates and the GA globe design are trademarks of Golder Associates Corporation With respect to your visit to the Golder/Marston office in St. Louis, Missouri, and the meeting attended by yourself and Jay Leaver of Maxwell Resources, John Devon, Lynn Partington, Jason Fultz, and Ernie Shonts representing Golder/Marston, the topics and discussion are summarized in the following comments. Golder presented a series of maps that represent Maxwell Resource interests in the Raton mining basin primarily in Colfax County, New Mexico. The purpose of the maps was to document all information provided by Jay Leaver with information acquired by Golder to display the available resource targets in relation to Maxwell property ownership including the difference between coal and metals property rights. John Devon presented a short history of Marston past expertise in developing similar desktop studies and how that related to the Maxwell desktop study. John also provided his career history and some insight into his understanding of the objectives and potential issues that would confront Maxwell in the evaluation of the resource areas. Lynn Partington provided a short résumé of his career experiences and related his insights into the coal prospects that exist in the Raton Basin and some of the challenges that face a future potential developer of a metallurgical coal property in the Raton area. The discussion addressed an understanding of the area and eventually focused on two coal targets; the first is the historic Dawson area that was previously owned and operated by Phelps Dodge in the 1920s. Consideration of the Dawson resource would require an understanding of how much resource remains; and any interest in this area that proved out would require an expansion of existing ownership by Maxwell to create a large enough target area with a long enough mining life to justify a capital investment. Consideration would include the need for a wash plant to ensure sufficient coal quality for coking, and the construction of a rail spur to access a portal location. The second coal target is located north of Ute Park inside the Raton Coal Basin. One coal bed methane hole (PSR80-2) is located on the periphery of the Date: November 20, 2012 Project No.: 123-82236 To: Phillip Dias Company: Maxwell Resources Inc. From: Ernie Shonts cc: Jay Leaver RE: DESKTOP STUDY

Phillip Dias
Maxwell Resources Inc.
2
November 20, 2012
123-82236

Maxwell property boundary. Further investigation will be required to determine the size and mining potential of the resource. The area is also coded as State Game and Fish property.

Ernie Shonts provided a short personal history and also led the discussion of the gold resource potential north of Eagle Nest that exhibited the characteristic where Maxwell property position is near or adjacent to historical mine areas. More understanding of the sandstone seam structure, which contains the mineralized gold-producing vein, is required to determine the extent and occurrence of potential resource targets. The mining method was also under discussion, as this would affect the amount of capital required to develop a mining operation. The idea of developing a quarry or aggregate mining project with gold as a secondary resource was also discussed.

The potential of a resource of Rare Earth Elements was also discussed as there are known sources around Laughlin Peak. Maxwell does not have a land position in the area.

The following action plan was anticipated as part of the discussion:

- Jay Leaver will provide additional information on hard-rock mining targets and legacy Phelps Dodge drilling data on the Dawson Target area.
- With respect to Maxwell property in Colfax County, Golder will continue to refine maps with information relating to historic mining activities or potential mining targets

In accordance with the discussion of the November 19 meeting, the primary focus will be on the two coal mining targets identified and the gold mining target identified. Observation and consideration will be given to other areas if the data collected indicates further investigation would be merited. Efforts diverted from the primary targets would only occur after discussion and agreement with the client's representative, Jay Leaver.

Golder personnel are assigned to evaluate the target areas to estimate the extent and mineability of the target areas in anticipation of recommending a resource evaluation program including potential drilling targets to delineate and quantify the resource area and better define mining constraints.

I:\12\82236\0300\0301\AppC\12382236 TM Maxwell Desktop Study 20NOV12.docx

Golder Associates

 TECHNICAL MEMORANDUM I:\12\82236\0300\0301\AppC\12382236 TM MaxwellDesktopStudy 06DEC12.docx Golder Associates Inc. 44 Union Boulevard, Suite 300 Lakewood, CO 80228 USA Tel: (303) 980-0540 Fax: (303) 985-2080 www.golder.com Golder Associates: Operations in Africa, Asia, Australasia, Europe, North America and South America Golder, Golder Associates and the GA globe design are trademarks of Golder Associates Corporation This technical memorandum documents the most recent map updates and discussion that occurred at the December 5 meeting in the Golder Denver office. Attendees were Jay Leaver, Ernie Shonts, Ted Minnes, Chris Emanuel, Chelsea Parten, and Lynn Partington (via conference call). Maps are near completion. Golder will have completed maps as of December 10 and will provide a full set of maps available through Secure File Transfer (SFT). An email will be sent when the files are made available. Among the topics discussed were the following: The Maxwell land position in the Raton Mine area, defined by the limits of Colfax County, New Mexico, includes areas that are excluded due to ownership by TT and is excluded from further investigation. Additionally, Maxwell has no surface ownership rights, which would have to be acquired for any potential operation. The Maxwell resource rights to coal and minerals are typically peripheral to known coal resources, as outlined by the coal resource areas on the base map. The Dawson target shows a large area of coal resource east and north of the mined-out area, which may represent a coal resource. This area is not contained in a Maxwell resource area There is drill hole information that has been translated to an isopach (coal thickness) map that shows the hole location and reasonable coal thickness labeled as “Area A” and “Area B” on the Dawson District map. The coal resource area that is associated with the State Game and Fish property ownership has one coal bed methane drill hole along the southeast boundary. Due to the resource ownership, this tract is considered a target for further coal investigation. The Potato Canyon District shows an area that is outside the TT ownership and has a Maxwell coal resource position that is relatively near the Potato District. Date: December 6, 2012 Project No.: 123-82236 To: Phillip Dias Company: Maxwell Resources Inc. From: Ernie Shonts cc: Jay Leaver RE: DESKTOP STUDY

Phillip Dias December 6, 2012 Maxwell Resources Inc. 2 123-82236 I:\12\82236\0300\0301\AppC\12382236 TM Maxwell DesktopStudy 06DEC12.docx The gold targets present a more promising opportunity in that there are a couple of potential target sites related to the Maxwell resource ownership. The targets are shown on the metals base map as being immediately north of Ute Park, an area encompassed by the BSA Philmont ownership. Clarification on mining rights within the BSA is being addressed by Maxwell. Write-ups on the area geology, environmental considerations, and target areas for coal and gold have been initiated and will commence over the next two weeks. Consolidation and peer review will occur in January. Main points will be outlined in the weekly reports. The scope of the desktop study does not include any economic evaluation of the properties. Depending upon the available data, Golder was more than capable of performing a high-level economic evaluation to be used by Maxwell internally but cannot be used to define a resource or a reserve. The timeline on the desktop study based on existing progress would anticipate a completion at the end of January. The following supplement is a summary of the data that has been added to the base map in the effort after the November 19 meeting. Golder was prepared to publish, i.e., electronically via SFT, maps on December 3, but additional data that was relevant to the targeted areas was discovered and received from Jay Leaver and other Colfax County related sources. As stated above, it is expected that the maps will be available electronically via SFT by no later than December 11. . GIS Maps: . Topo base map . USGS topo base . Contains Maxwell mineral/coal rights parcels . Relevant regional land ownership and road/railroad infrastructure . Coal districts: Known historical mined-out locations (notably in the Dawson, Koehler, Van Houten, and Brilliant regions) . USGS Colfax County mine entrance locations . Kaiser-sourced drill holes . Pennzoil-sourced drill holes . USGS-sourced drill holes . New Mexico RGIS mine/prospect locations . Mined-out areas for targeted coal districts with historic mining . Base map (shaded relief) . Shows the same information as the USGS topo base map but on a shaded relief background

Phillip Dias
Maxwell Resources Inc.
3
December 6, 2012
123-82236

- Metals base map
  - USGS mineral resource data coded by metallic and non-metallic prospects
  - New Mexico mining districts
  - Rare Earth Elements investigation boundary
  - Geologic map boundaries (Philmont and Baldy Mountain)
  - Moreno Valley boundary
  - Maxwell mineral/coal rights parcels
  - Raton Basin boundary
- Dawson District map
  - Wanek drill holes in the Dawson region
  - Maxwell mineral/coal rights parcels
  - Relevant surrounding land ownership, i.e., TT
  - Dawson and Koehler coal district boundaries
  - Railroad/road infrastructure
  - Location of historic Dawson mine
  - NOTE: Will be adding Phelps-Dodge coal thickness isopach contours and delineating the "Area A" and "Area B" regions within the Dawson district

- Jay Leaver provided additional data including claims, claim extensions, dikes, and tertiary hypogene zones as digitized by Clark and Read (1972)
- This additional data will be reviewed and added to the base maps accordingly

I:\12\82236\0300\0301\AppC\12382236 TM MaxwellDesktopStudy 06DEC12.docx
Golder Associates

At Golder Associates we strive to be the most respected global group of companies specializing in ground engineering and environmental services. Employee owned since our formation in 1960, we have created a unique culture with pride in ownership, resulting in long-term organizational stability. Golder professionals take the time to build an understanding of client needs and of the specific environments in which they operate. We continue to expand our technical capabilities and have experienced steady growth with employees now operating from offices located throughout Africa, Asia, Australasia, Europe, North America and South America.  GA Logo Small_RGB.png Golder Associates Inc. 44 Union Boulevard, Suite 300 Lakewood, Colorado 80228 USA Tel: (303) 980-0540 Fax: (303) 985-2080 Africa+27 11 254 4800 Asia +852 2562 3658 Australasia +61 3 8862 3500 Europe +356 21 42 30 20 North America +1 800 275 3281 South America +55 21 3095 9500 solutions@golder.com, www.golder.com